Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL—SUBJECT TO CONFIDENTIALITY AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

drugstore.com, inc.,

SILK ACQUISITION CORP.

SALU, INC.,

THE REPRESENTATIVE (as defined herein)

And

THE PRINCIPAL STOCKHOLDERS (as defined herein)

Dated as of December 27, 2009

AGREEMENT AND PLAN OF MERGER

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A-1	List of Principal Stockholders
Exhibit A-2	List of Specified Stockholders
Exhibit A-3	Form of Stockholder Written Consent
Exhibit B-1-A	Form of Employee Confidentiality and Inventions Agreement
Exhibit B-1-B	Form of Non-Competition Agreement
Exhibit B-2	Form of Employee Confidentiality and Inventions Agreement (Key Employees)
Exhibit B-3	Form of Key Employee Offer Letters
Exhibit C	Form of Principal Stockholder Non-Solicitation Agreement
Exhibit D	Form of 280G Waiver
Exhibit E	Omitted
Exhibit F	Form of Parent Stock Certificate
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Letter of Transmittal
Exhibit I	Form of Affidavit of Lost Certificate
Exhibit J	Form of Legal Opinion
Exhibit K	Form of Employee Performance Incentive Agreement

SCHEDULES

Company Disclosure Schedule

Schedule 4.5 – Ownership of Company Securities

Schedule 6.2(m)(i) – Key Employees

Schedule 6.2(m)(iii) – Scheduled Employees

Schedule 7.1 – Conduct of Business by the Company Pending the Merger

Schedule 7.1(u) – Revaluation of Assets Other than in Accordance with GAAP

Schedule 7.13 – Third Party Contracts (Consents)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 27, 2009 by and among drugstore.com, inc., a Delaware corporation (“Parent”), Silk Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Salu, Inc., a Delaware corporation (the “Company”) and, solely for the limited purposes expressly set forth herein, Thomas H. Peterson (the “Representative”), and the stockholders of the Company listed on Exhibit A-1 hereto (collectively, the “Principal Stockholders”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company have (1) determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent, Merger Sub and the Company and their respective stockholders and (2) approved this Agreement and the Merger as required by Applicable Law.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (1) all issued and outstanding Company Preferred Stock and Company Common Stock will be converted into the right to receive the Merger Consideration set forth herein, and (2) all issued and outstanding Company Options not exercised prior to the Effective Time (as hereinafter defined) will be cancelled and terminated without the payment of any consideration therefor.

C. The Company and the Principal Stockholders, on the one hand, and Merger Sub and Parent, on the other hand, desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and to prescribe various conditions to the Transactions.

D. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall submit to each stockholder of the Company listed on Exhibit A-2 hereto (collectively, the “Specified Stockholders”), an irrevocable, contingent written consent substantially in the form attached hereto as Exhibit A-3 (the “Stockholder Written Consent”), with the Specified Stockholders being the holders of a type and number of shares of Company capital stock sufficient to adopt and approve the principal terms of this Agreement, the Merger and the transactions contemplated hereby, in each case as required under Applicable Law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of Company capital stock, on the other hand.

E. The parties intend that, promptly following the Merger and as part of the same plan of which the Merger is a part, the Surviving Corporation shall merge with and into a newly-formed corporate subsidiary that is 100% owned directly by Parent, with such subsidiary surviving (the “Second Merger” and, together with the Merger, the “Mergers”), in a manner that

AGREEMENT AND PLAN OF MERGER

qualifies the Mergers as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The parties intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

F. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, the Key Employees are entering into or executing, as applicable (i) in the case of the individual identified and marked with an asterisk (*) on Schedule 6.2(m)(i) only, an employee confidentiality and inventions agreement with Parent in the form attached hereto as Exhibit B-1-A (the “Confidentiality Agreement”) and a non-competition agreement with Parent in the form attached hereto as Exhibit B-1-B (the “Non-Competition Agreement”), (ii) in the case of each of the Key Employees generally, an employee confidentiality and inventions agreement with Parent in the form attached hereto as Exhibit B-2 (collectively, the “Key Employee Confidentiality Agreements”), and (iii) an offer letter, each substantially in the form attached hereto as Exhibit B-3 (collectively, the “Key Employee Offer Letters”), each to be effective as of the Effective Time.

G. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, as a material inducement to Parent and Merger Sub to enter into this Agreement, each Principal Stockholder is executing a non-solicitation agreement, each in the form attached hereto as Exhibit C (the “Principal Stockholder Non-Solicitation Agreement”).

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I – DEFINITIONS

1.1 Definitions and Interpretive Provisions

Terms defined in Annex A attached hereto and used herein without definition shall have the meanings given them in Annex A. The Interpretive Provisions set forth in Annex A shall apply to this Agreement and the other Transaction Documents.

ARTICLE II – THE MERGER

2.1 The Merger; Effective Time

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in subsection (b) below): (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and (iii) the Company shall be the surviving company (the “Surviving Corporation”) and shall continue its legal existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all liabilities of the Company shall become the liabilities of the Surviving Corporation.

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(b) The Merger shall become effective at the time of filing of a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated in the Certificate of Merger (the “Effective Time”).

2.2 The Closing

Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place not later than the third Business Day (the date on which the Closing actually occurs, “Closing Date”) after the satisfaction or waiver of the conditions set forth in Article VI at 10:00 a.m. Pacific time at the offices of Perkins Coie LLP, 101 Jefferson Drive, Menlo Park, California, or such other date, time or location as Parent and the Company shall agree.

2.3 Certificate of Incorporation and Bylaws of the Surviving Corporation

Unless otherwise agreed to by Parent and the Company prior to the Closing, at the Effective Time: (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Salu, Inc.”), until thereafter amended as provided by the DGCL and such certificate of incorporation; and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided in the DGCL, the certificate of incorporation of the Surviving Corporation, as amended, and such bylaws.

2.4 Directors and Officers

Unless determined otherwise by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time and the officers of Merger Sub immediately prior to the Effective time shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the certificate of incorporation and bylaws of the Surviving Corporation and the terms of any other agreements applicable thereto.

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2.5 Conversion of Shares

2.5.1 Generally

At and as of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Merger Sub, the Company, the Surviving Corporation or any of the Stockholders, provided, however, that notwithstanding anything to the contrary in this Section 2.5.1, Dissenting Shares shall be treated in accordance with Section 2.7:

(a) Merger Sub Stock. Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shares of the Surviving Corporation shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned solely and exclusively by Parent. Each stock certificate of Merger Sub shall thereupon and thereafter evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.

(b) Company Treasury Stock; Dissenting Shares. Each share of Company capital stock that is owned by the Company or any direct or indirect Subsidiary of the Company (“Treasury Stock”) immediately prior to the Effective Time shall be cancelled, extinguished and retired and shall cease to exist, and no consideration shall be paid, delivered or owing in exchange therefor. Notwithstanding anything to the contrary in this Section 2.5.1, Dissenting Shares shall be treated in accordance with Section 2.7.

(c) Pursuant to the terms and subject to the conditions of this Agreement, including this Article II, and including Section 2.9:

(i) Each share of Series D Preferred Stock of the Company, par value $0.001 per share (collectively, the “Series D Shares”) issued and outstanding immediately prior to the Effective Time (other than any Treasury Stock and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive (A) the Series D Preference Amount, in preference and as a priority to, and as a condition for the entitlement of, any other Stockholder’s right to receive any portion of the Merger Consideration as set forth in Sections 2.5.1(c)(ii) and (iii), and (B) the Residual Amount, if any;

(ii)(A) Each share of Series C Preferred Stock of the Company, par value $0.001 per share (collectively, the “Series C Shares”) issued and outstanding immediately prior to the Effective Time (other than any Treasury Stock and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount equal to the Series C Preference Amount, (B) each share of Series B Preferred Stock of the Company, par value $0.001 per share (collectively, the “Series B Shares”) issued and outstanding immediately prior to the Effective Time (other than any Treasury Stock and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount equal to the Series B Preference Amount, and (C) each share of Series A Preferred Stock of the Company, par value $0.001 per share (collectively, the “Series A Shares”) issued and outstanding immediately prior to the Effective Time (other than any Treasury Stock and Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount equal to the Series A Preference Amount, in the case of each of the foregoing clauses (A), (B) and (C), in preference and as a priority to, and as a condition for the entitlement of, any other Stockholder’s right to receive any portion of the Merger Consideration as set forth in Section 2.5.1(c)(iii); provided, however, that if the amount of Merger Consideration, after the allocation and payment contemplated in Section 2.5.1(c)(i), is insufficient to fully satisfy the Series C Preference Amount, the Series B Preference Amount and the Series A Preference Amount, collectively and simultaneously, then the available amount of Merger Consideration (if any), after the allocation and payment contemplated by Section 2.5.1(c)(i), shall be distributed ratably in respect of the Series C Shares, the Series B Shares and the Series A Shares in proportion to the full amounts to which they would otherwise have been entitled, respectively.

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(iii) Each share of vested common stock of the Company, par value $0.001 per share (“Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive an amount equal to the Residual Amount, if any;

provided, however, that, notwithstanding anything to the contrary herein, the amounts distributable pursuant to Sections 2.5.1(c)(i)(B) and 2.5.1(c)(iii), collectively, shall, as to each Stockholder entitled to any amount under such sections, be reduced by such Stockholder’s Escrow Allocation and Advance Amount Allocation.

(iv) As used herein:

(A) “Closing Target Net Working Capital Amount” shall mean One Million Eight Hundred Fifty Thousand Dollars ($1,850,000).

(B) “Contingent Merger Consideration” means (i) the Escrow Amount that may be distributed to holders of Series D Shares and Company Common Stock immediately prior to the Effective Time upon the satisfaction of the conditions set forth in Section 2.12 and (ii) the Advance Amount that may, at any time or from time to time after the Effective Time, be distributed to holders of Series D Shares and shares of Company Common Stock immediately prior to the Effective Time in accordance with Section 2.5.1(e), and, as to each such Stockholder, shall not exceed the total of such Stockholder’s Escrow Allocation and Advance Amount Allocation.

(C) “Final Closing Merger Consideration” means an amount equal to Thirty-Six Million Dollars ($36,000,000), minus the Escrow Amount, minus the Net Company Debt, minus the Advance Amount, minus the Company Transaction Expenses minus the amount by which the Final Net Working Capital Amount, is less than the Closing Target Net Working Capital Amount; provided, however, that such amount shall be in the form of consideration set forth in Section 2.5.3.

(D) “Merger Consideration” means the Final Closing Merger Consideration and the Contingent Merger Consideration, collectively.

(E) “Preliminary Closing Merger Consideration” means an amount equal to Thirty-Six Million Dollars ($36,000,000), minus the Escrow Amount, minus the Net Company Debt, minus the Advance Amount, minus the Company Transaction Expenses minus the amount by which the Net Working Capital Amount set forth in the Preliminary NWC Calculation, is less than the Closing Target Net Working Capital Amount; provided, however, that such amount shall be in the form of consideration set forth in Section 2.5.3.

(F) “Residual Amount” means (x) the amount calculated by dividing (a) an amount equal to the Final Closing Merger Consideration, minus the Aggregate Preference Amount, by (b) the aggregate number of shares of Company Common Stock and Series D Shares issued and outstanding (on an as-converted to Company Common Stock basis)

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as of immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares); provided, however, that such amount shall be in the form of consideration set forth in Section 2.5.3 and (y) the contingent right to receive any distributions made pursuant to Section 2.5.1(e).

(d) Loans. In the event that any Stockholder has outstanding loans from the Company as of the Effective Time (including any Optionee Notes), the consideration payable pursuant to this Section 2.5.1 to such Stockholder shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Person’s loans as of the Effective Time. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.5.1. To the extent that any such consideration otherwise payable to such Stockholder is so reduced, such amount shall be treated for all purposes as having been paid to such Person.

(e) Advance Amount. At the Closing, Parent shall deliver cash in the amount of the Advance Amount by wire transfer of immediately available funds to an account established by the Representative (which account shall be maintained by the Representative as an account separate and apart from any other assets of the Representative for the purpose of administering the Representative’s obligations set forth in Section 2.11) (including any Excess Amount as contemplated by Section 2.6.3(a)(ii), the “Advance Account”). The Representative shall maintain and make disbursements from the Advance Account from time to time as contemplated by Section 2.11 and otherwise pursuant to the terms of this Agreement. The Representative shall disburse any remaining Advance Amount to the holders of Series D Shares and Company Common Stock, to such Stockholders individually in accordance with such Stockholder’s Advance Amount Allocation, at any time and from time to time as determined by the Representative in his sole discretion.

2.5.2 Estimated Net Working Capital Adjustment; Allocation Schedule

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent and the Representative (i) an unaudited consolidated balance sheet of the Company as of the Closing Date (the “Company’s Closing Balance Sheet”), (ii) a certificate setting forth the estimated Net Working Capital Amount (as defined below) as of the Closing Date and immediately prior to the Effective Time (the “Preliminary NWC Calculation”) and (iii) the Company’s calculation of the Preliminary Closing Merger Consideration (the “Preliminary CMC Calculation”). The Company’s Closing Balance Sheet shall be prepared in accordance with GAAP (except that the Company’s Closing Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements and shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date and immediately prior to the Effective Time. The Preliminary NWC Calculation shall be prepared in accordance with GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements and the Company’s Closing Balance Sheet and shall fairly and accurately present the Company’s good faith best estimate (based on reasonable assumptions) of the Net Working Capital Amount immediately prior to the consummation of the transactions contemplated hereby. Parent shall have an opportunity to review and object to the

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Preliminary NWC Calculation and Preliminary CMC Calculation, such review and objection to be prompt and any objection to be reasonable and in good faith. The Company shall consider such objections in good faith but the Company’s determination of the estimated Net Working Capital Amount shall be final and binding for purposes of the Closing, though subject to post-Closing adjustment pursuant to Section 2.6.3.

(b) As used herein, “Net Working Capital Amount” means (i) the current assets of the Company, minus (ii) the current liabilities of the Company, all as reflected on a balance sheet of the Company prepared as of the Closing Date and immediately prior to the Effective Time, determined in conformity with GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements, provided, however, that: (A) “current assets” shall be deemed to exclude cash and cash equivalents, including the proceeds from option and warrant exercises effected prior to the Effective Time (it being understood that all cash and cash equivalents are credited to the Stockholders through the definition of “Net Company Debt” and Sections 2.5.1(c)(iv)(C) and (E), as applicable); (B) “current assets” shall be deemed to exclude all finished goods, unfinished goods and raw material inventory of Mission Scientific Skincare Inc. reflected on the Company’s consolidated Financial Statements; (C) “current liabilities” shall include, and the Company’s Closing Balance Sheet shall reflect, the aggregate amount of all Change of Control Payments, unpaid Bonuses and the Estimated Pre-Closing Sales Tax Amount; (D) “current liabilities” shall be deemed to exclude the current portion of Company Debt (to avoid double offset, it being understood that Company Debt is already deducted from the Preliminary Closing Merger Consideration and Final Closing Merger Consideration pursuant to Section 2.5.1(c)(iv)(C) and (E), as applicable); and (E) “current liabilities” shall be deemed to exclude all Company Transaction Expenses (to avoid double offset, it being understood that (x) Company Transaction Expenses are already deducted from the Preliminary Closing Merger Consideration and Final Closing Merger Consideration pursuant to Sections 2.5.1(c)(iv)(C) and (E), as applicable and (y) $200,000 of Company legal expenses is to be effectively paid by Parent by its exclusion from the definition of Company Transaction Expenses).

(c) No less than five (5) business days prior to the Closing Date, the Company shall deliver to Parent an Allocation Schedule (the “Pre-Closing Allocation Schedule”) setting forth: (i) the name and mailing address of each Stockholder; (ii) the number of shares of Company Common Stock, Series A Shares, Series B Shares, Series C Shares and Series D Shares held by each Stockholder; (iii) the percentage, amount and form of Preliminary Closing Merger Consideration to be paid to each Stockholder (based on the Preliminary CMC Calculation and in accordance with Section 2.5.3); (iv) with respect to Stockholders who would receive greater than $50,000 as of the Closing based on the Preliminary CMC Calculation, wire transfer instructions for the account to which each Stockholder’s cash portion of the Preliminary Closing Merger Consideration shall be paid; (v) the portion of the Escrow Amount to be allocated to each Stockholder and (vi) the portion of the Advance Amount to be allocated to each Stockholder. At the Closing, the Company shall deliver to Parent an updated Pre-Closing Allocation Schedule (the “Final Allocation Schedule”), which shall reflect such information as of immediately prior to the Closing. For the purposes of calculating the amount of Preliminary Closing Merger Consideration payable to each Stockholder at the Closing pursuant to Section 2.10.1, all shares of Company capital stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis and rounded up to the nearest whole cent.

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2.5.3 Form of Merger Consideration

The Merger Consideration initially shall be comprised as follows: (a) fifty percent (50%) of such amount shall be in the form of cash in immediately available funds; and (b) fifty percent (50%) of such amount shall be in the form of duly authorized, validly issued, fully-paid and nonassessable shares of Parent Stock valued on the basis of the Parent Stock FMV and represented by a certificate in the form of the attached hereto as Exhibit F (the “Form of Parent Stock Certificate”) executed in the name of the applicable Stockholder. The form of the Preliminary Closing Merger Consideration, when actually paid in accordance with Section 2.5.1(c), shall be adjusted, and the proportion of cash to Parent Stock shall change, based upon the amounts of Net Company Debt (to the extent Net Company Debt is a positive number), Company Transaction Expenses, the Escrow Amount, the Advance Amount and the amount by which the Net Working Capital Amount set forth in the Preliminary NWC Calculation, is less than the Closing Target Net Working Capital Amount, each of which shall reduce the proportion of cash to Parent Stock in the Preliminary Closing Merger Consideration. For the avoidance of doubt, however, the Escrow Amount shall be composed of cash and Parent Stock in the proportions set forth in the first sentence of this Section 2.5.3 and amounts paid from the Escrow Amount pursuant to Article X and paid to the Representative or to Parent from the Escrow Amount pursuant to Section 2.6.1 shall be in such form.

2.6 Post-Closing Net Working Capital Adjustment

The Preliminary Closing Merger Consideration shall be subject to adjustment, if any, after the Closing Date as specified in this Section 2.6.

2.6.1	Delivery of Parent’s Closing Balance Sheet and Parent’s Net Working Capital Amount Calculation

As soon as practicable, but in any event within sixty (60) calendar days following the Closing Date, Parent shall deliver to the Representative an unaudited balance sheet of the Company (the “Parent’s Closing Balance Sheet”) and a Net Working Capital Amount calculation (“Parent’s NWC Calculation”), each as of the Closing Date. Parent’s Closing Balance Sheet shall be prepared in accordance with GAAP (except that Parent’s Closing Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements and the Company’s Closing Balance Sheet and shall fairly and accurately present Parent’s good faith best estimate (based on reasonable assumptions) of the balance sheet of the Company as of the Closing Date after giving effect to the Closing. Parent’s NWC Calculation shall be prepared in accordance with GAAP applied consistently with respect to the accounting policies, practices and procedures used to prepare the Financial Statements, the Company’s Closing Balance Sheet, Parent’s Closing Balance Sheet and the Preliminary NWC Calculation and shall fairly and accurately present Parent’s good faith best estimate (based on reasonable assumptions) of the Net Working Capital Amount after giving effect to the consummation of the transactions contemplated hereby.

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2.6.2 Determination of Final Net Working Capital Amount and Final Closing Merger Consideration; Disputes Regarding Net Working Capital Adjustment

(a) In the event that the Representative shall disagree with any item(s) or amount(s) set forth in Parent’s NWC Calculation, then within twenty (20) calendar days following his receipt of Parent’s NWC Calculation, the Representative may deliver a notice of such disagreement (a “Post-Closing Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (i) each item or amount so disputed by the Representative, (ii) the Representative’s calculation of each such item or amount and (iii) the Representative’s good faith best estimate of Net Working Capital after giving effect to the Representative’s calculation of each such disputed item or amount. The Representative shall be deemed to have irrevocably consented and agreed, for and on behalf of the Stockholders, to each item and amount set forth in Parent’s Closing Balance Sheet and to Parent’s NWC Calculation if the Representative shall fail to deliver a Post-Closing Notice of Dispute, pursuant to this Section 2.6.2(a), setting forth any such item or amount prior to the expiration of the foregoing twenty (20) calendar day period, and Parent’s Closing Balance Sheet shall be the Final Closing Balance Sheet and Parent’s NWC Calculation shall be the Final Net Working Capital. In the event that the Representative shall deliver to Parent a Post-Closing Notice of Dispute pursuant to this Section 2.6.2(a), Parent may (in its sole and absolute discretion) either: (A) elect to negotiate any disputed item(s) and amount(s) matter in order to determine mutually with the Representative the Final Net Working Capital Amount, or (B) refer any disputed item(s) and amount(s) to the Independent Accounting Firm pursuant to Section 2.6.2(b) hereof for resolution in accordance with the terms and conditions thereof.

(b) In the event of such a dispute, Parent and the Representative shall attempt in good faith to reconcile their differences. If Parent and the Representative shall reach agreement on all items set forth in a Post-Closing Notice of Dispute then Parent and Representative shall execute a memorandum setting forth the resolved item(s) and/or amount(s) and the agreed upon amounts of the Final Net Working Capital Amount. If Parent and the Representative are unable to reach a resolution of all items set forth in a Post-Closing Notice of Dispute within fifteen (15) days after receipt by Parent of such Post-Closing Notice of Dispute, Parent and the Representative shall submit the items remaining in dispute for resolution to BDO Seidman, LLP or such other independent accounting firm of national reputation as may be mutually acceptable to the Representative and Parent (the “Independent Accounting Firm”). Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those items and amounts as to which there is a dispute between Parent and the Representative, and (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) calendar days after its appointment and provide a written explanation of its decision. In the event that Parent and the Representative submit any disputed item(s) or amount(s) to an Independent Accounting Firm pursuant to this Section 2.6.2(b), each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to any such disputed item or amount, which shall be considered by such Independent Accounting Firm as it deems appropriate. The fees and expenses of the Independent Accounting Firm (the “Independent Accounting Firm Expenses”) shall be borne by Parent and the

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Representative (on behalf of the holders of the Series D Shares and the Common Shares and paid from the Escrow Amount) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful. The Independent Accounting Firm shall determine all disputed item(s) and amount(s) and its decision in respect thereof shall be final and binding upon Parent and the Representative, and the Final Net Working Capital Amount shall be those amounts determined in the resolution of disputes pursuant to this Section 2.6.2(b).

(c) During the period of any dispute referred to in this Section 2.6.2, Parent shall provide the Representative and the Representative’s accountants (the “Representative’s Accountants”) commercially reasonable access to the books, records and facilities of the Surviving Corporation during normal business hours with reasonable advance notice and at the offices of the Surviving Corporation and shall otherwise cooperate with the Representative and the Representative’s Accountants, in each case, to the extent reasonably required for the Representative and the Representative’s Accountants to investigate the basis for any such dispute; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Parent’s business.

2.6.3 Post-Closing Net Working Capital Adjustment and Preliminary Closing Merger Consideration Adjustment

(a) Following the resolution of any disputes pursuant to Section 2.6.2, within five (5) days after the date of receipt by the Representative of the Final Net Working Capital Amount,

(i) if the Preliminary Net Working Capital Amount exceeds the Final Net Working Capital Amount, then Parent shall be entitled to an immediate payment from the Escrow Amount (without application of the Threshold described in Section 10.7(b)), in an amount equal to such excess above said Final Net Working Capital Amount (the “Shortfall Amount”), as a downward adjustment to the Final Closing Merger Consideration; and

(ii) if the Preliminary Net Working Capital Amount is less than the Final Net Working Capital Amount, then Parent shall make an immediate additional payment to the Representative for and on behalf of the holders of Series D Shares and shares of Company Common Stock, in an aggregate amount equal to the difference between the Preliminary Net Working Capital Amount and the Final Net Working Capital Amount (the “Excess Amount”), as an upward adjustment to the Residual Amount and, by extension, the Final Merger Consideration. The Excess Amount which shall be maintained and administered by the Representative as part of the Advance Amount.

(b) Any payment required to be made by the Stockholders or by Parent pursuant to this Section 2.6.3 shall bear no interest and shall be in the form of consideration specified in Section 2.5.3.

2.7 Appraisal Rights

Notwithstanding any provision of this Agreement to the contrary, shares of Company capital stock that are outstanding immediately prior to the Effective Time and that are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and

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who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive a portion of the Merger Consideration as set forth in Section 2.5. Such Stockholders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by such Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon cease to be Dissenting Shares and automatically be converted into the right to receive a portion of the Merger Consideration as set forth in Section 2.5, pursuant to the exchange procedures set forth in Section 2.10 and without interest thereon. The Company shall give Parent (a) prompt notice of any demand for appraisal under Section 262 of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s consent, which consent shall not be unreasonably delayed, withheld or conditioned. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the portion of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any Losses (including attorneys’ and consultants’ fees, costs and reasonable expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((A) and (B) together “Dissenting Share Payments”), unless such amount is less than or equal to the aggregate amount of the portion of the Merger Consideration to which such Stockholder would have been entitled with respect to shares of the Company capital stock held by such Stockholder, Parent shall be entitled to recover under the terms of Article X hereof the amount of such Dissenting Share Payments.

2.8 Options, Warrants and Restricted Stock

2.8.1 Options

Parent will not assume, continue, or substitute for any Company Options. Each outstanding Company Option not exercised prior to the Effective Time, whether vested or unvested, will be cancelled and extinguished at the Effective Time for no consideration. Prior to the Effective Time, the Company will take all action necessary to effect the transactions anticipated by this Section 2.8.1 under any outstanding Company Option, including any actions required by the applicable stock option plan under which the Company Option was granted, including without limitation providing any required notices (or obtaining waivers of any such required notices) and obtaining any required consents. Notwithstanding anything to the contrary in this Agreement: (a) the Company may loan to all or certain holders of in-the-money Company Options (“Optionees”) as the Board of Directors of the Company may determine in its discretion, an amount sufficient to enable each such Optionee to pay the exercise price(s) of Company Options held by such Optionee as of the Effective Time (the aggregate amount of all such loans, the “Aggregate Optionee Note Amount”), pursuant to a form of promissory note which has been

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provided to Parent for its review and approval (with such approval not being unreasonably withheld, delayed or conditioned) and which has been approved by the Board of Directors of the Company (collectively, “Optionee Notes”); and (b) the Company may amend, as applicable, the Company Stock Incentive Plans and each applicable Company Option prior to the Effective Time for the purpose of facilitating the exercise of Company Options by Optionees pursuant to such Optionee Notes as the Board of Directors of the Company shall deem necessary or appropriate in its discretion (any such amendments, collectively, “Plan Amendments”). The Aggregate Optionee Note Amount shall be repaid as contemplated by Section 2.5.1(d), and the terms of each Optionee Note shall specifically require and authorize such automatic repayment.

2.8.2 Warrants

The Company will use its best efforts to cause the Series D Warrant to have been exercised prior to the Effective Time.

2.8.3 Restricted Stock

At the Effective Time any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights (“Unvested Restricted Stock”), will be cancelled and extinguished at the Effective Time for no consideration. Prior to the Effective Time, the Company will take all action necessary to effect the transactions anticipated by this Section 2.8.3 under any outstanding Unvested Restricted Stock arrangements, including any actions required by the applicable stock option plan under which the Unvested Restricted Stock was granted, including without limitation providing any required notices and obtaining any required consents.

2.9 Escrow

Notwithstanding anything to the contrary in this Article II, subject to effectiveness of the Merger, an amount equal to $5,400,000 (the “Escrow Amount”) shall be deposited in escrow with US Bank, National Association (the “Escrow Agent”). The Escrow Amount shall be funded by withholding from the distributions to the holders of Series D Shares and Company Common Stock (as contemplated by Section 2.5.1(c)(iv), an amount from each such Stockholder equal to each such Stockholder’s Escrow Allocation. The form of the consideration deposited with the Escrow Agent and comprising the Escrow Amount shall be in the same proportion to the aggregate Escrow Amount as contemplated by Section 2.5.3 (i.e., fifty percent (50%) of the Escrow Amount shall be in the form of cash, and fifty percent (50%) of the Escrow Amount shall be in the form of Parent Stock valued on the basis of the Parent Stock FMV). Parent shall be deemed to have contributed with the Escrow Agent, with respect to each such Stockholder, each such Stockholder’s Escrow Allocation, rounded to the nearest cent (with amounts greater than or equal to $0.005 rounded up). The Escrow Amount shall be held and administered in accordance with the terms of this Agreement and an Escrow Agreement substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”). The Escrow Amount shall be held in escrow for a eighteen (18) month period (the “Escrow Period”). On the eighteen (18) month anniversary of the Closing Date, the Remaining Escrow Amount shall be released to the Representative for

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disbursement to the holders of Series D Shares and Company Common Stock in accordance with Section 2.12. Parent shall be the owner of the cash portion of the Escrow Amount for income tax purposes until such time as the Escrow Amount is distributed from escrow, subject to the terms of the Escrow Agreement.

2.10 Payment and Exchange Procedures

2.10.1 Generally

(a) At or prior to Closing, Parent shall deposit the Preliminary Closing Merger Consideration (the “Disbursement Amount”) into an account maintained by an agent selected by Parent and the Company (the “Disbursing Agent”) and administered in accordance with a Disbursing Agent Agreement in customary form to be negotiated and mutually agreed between Parent and the Company as soon as practicable following the date of this Agreement. The Disbursement Amount shall be in the form contemplated by Section 2.5.3, with (i) cash delivered to the Disbursing Agent by wire transfer of immediately available funds, and (ii) Parent Stock in such amounts, respectively, as contemplated by Section 2.5.

(b) At or prior to the Closing, Parent shall instruct the Disbursing Agent to cause to be mailed or delivered to the Stockholders promptly, but in no event later than five (5) business days following the Closing, at the addresses for such persons set forth on the Final Allocation Schedule, a letter of transmittal in substantially the form attached hereto as Exhibit H (the “Letter of Transmittal”). The right of each Stockholder to receive such holder’s portion of the Merger Consideration is conditioned upon delivery by the Stockholder of a Letter of Transmittal validly executed in accordance with the instructions thereto and such other certificates or documents as may be required pursuant to the instructions thereto. The Letter of Transmittal will include, among other things, an acknowledgment by the Stockholder that, by executing the Letter of Transmittal, such Company Stockholder agrees to be bound by all of the terms and conditions of Article X of this Agreement and appointment of the Representative pursuant to Section 2.11 hereof.

(c) Upon surrender of a certificate that formerly represented its respective shares of Company capital stock (the “Company Stock Certificates”) for cancellation to the Disbursing Agent, together with the Letter of Transmittal and any other instruments that Parent or Disbursing Agent reasonably requests (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Disbursing Agent in exchange therefor, that portion of the Merger Consideration into which the shares of Company capital stock represented by such Company Stock Certificate have been converted pursuant to Section 2.5.1 hereof (determined, solely for purposes of this Section 2.10.1(c), as if the Merger Consideration equaled the Preliminary Closing Merger Consideration). Any Principal Stockholder who provides the Disbursing Agent with Company Stock Certificates and Exchange Documents with respect to shares of Company capital stock held by it at least two (2) business days prior to the Closing, shall be entitled to receive the payment described in the preceding sentence with respect to such Company capital stock concurrent with the Closing. Disbursing Agent shall deliver the consideration specified in this paragraph to a Stockholder promptly following the receipt by Disbursing Agent of such Stockholder’s Company Stock Certificates and Exchange Documents,

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duly completed and validly executed in accordance with the instructions thereto. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the portion of the Merger Consideration (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.5.1(c) hereof.

(d) Prior to disbursement, all cash deposited with the Disbursing Agent shall be invested by the Disbursing Agent as directed by Parent or the Surviving Corporation. Earnings on such funds shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation as Parent directs. No investment of the funds shall relieve Parent or the Disbursing Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Disbursing Agent in the amount of such losses.

(e) Any portion of the Final Closing Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the Stockholders six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any Stockholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of such Stockholder’s claim for Final Closing Merger Consideration in respect thereof. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to any person in respect of cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.10.2 Withholding Rights; Taxes

The Company and, on its behalf, each of Parent, the Surviving Corporation, the Disbursing Agent and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required, in Parent’s reasonable judgment, to be deducted or withheld from or with respect to the making of such payment, including amounts for backup withholding under any provision of federal, state, local or foreign tax law, or any other Applicable Law or legal requirement. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of which such deduction and withholding was made.

2.10.3 Lost, Stolen or Destroyed Certificates, Warrants and Options

In the event that any certificate for Company Securities has been lost, stolen or destroyed, the Disbursing Agent shall pay—in exchange for such lost, stolen or destroyed Company Stock Certificate upon the making of an affidavit of the fact by the holder thereof including an indemnity agreement in the form of Exhibit I (“Affidavit of Lost Certificate”)—the amount payable to such person in accordance with the Final Allocation Schedule; provided, however, that Parent or Disbursing Agent may, in its discretion and as a condition precedent to the payment thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or any of its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

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2.11 Representative

(a) By approval of the Merger, this Agreement and the transactions contemplated hereby by the Stockholders, by execution of this Agreement by the Principal Stockholders, and pursuant to the terms of the Letter of Transmittal, the Stockholders shall and hereby do irrevocably make, constitute and appoint or, as applicable are deemed to have made, constituted or appointed the Representative as their agent, attorney-in-fact and representative and authorize and empower it to fulfill the role of the Representative contemplated hereunder for purposes of this Agreement and the Escrow Agreement. Notices to or from the Representative shall constitute notice to or from Stockholders (including the Principal Stockholders) and holders of Company Securities. Parent, the Company, Merger Sub and the Surviving Corporation shall be entitled to rely upon the acts, decisions, consents and instructions of the Representative for all purposes permitted hereunder and under the Escrow Agreement and as acts, decisions, consents and instructions of the Stockholders. Parent, Merger Sub, the Surviving Corporation, Disbursing Agent and Escrow Agent shall be and hereby are relieved of any liability to any person for any acts done by them in accordance with such decisions, consents or instructions.

(b) The Representative shall have full power of substitution to act and decide to give consent and instruction, as applicable, in the name, place and stead of the Stockholders and each of them in all matters in connection with this Agreement and the Escrow Agreement. The Representative’s power shall include the following powers, without limitation: give and receive notices and communications; the power to act for the Stockholders and to authorize payment to any Indemnified Party with regard to the indemnification under Article X; the power to object to such payments, to agree to, negotiate, enter into settlements of or compromise any claim on behalf of the Stockholders or demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; to authorize agreement to or dispute of the adjustment to the Merger Consideration pursuant to Section 2.6.2; the power to transact or participate in matters of litigation or arbitration in connection with this Agreement or the Escrow Agreement subject to the terms hereof and thereof; the power to do or refrain from doing all such further acts and things on behalf of the Stockholders that the Representative deems necessary or appropriate in its sole discretion, and to execute all such documents as the Representative shall deem necessary or appropriate in connection therewith; and the power to receive service of process in connection with any claims hereunder. Parent and the Surviving Corporation shall afford the Representative reasonable access to officers, books and records of the Surviving Corporation during regular business hours and as reasonably required in the performance of the Representative’s duties under this Agreement, provided that the Representative shall assume and abide by customary confidentiality restrictions in relation to the foregoing, including entering into a customary confidentiality agreement with Parent or the Surviving Corporation should Parent or the Surviving Corporation so request.

(c) If the Representative shall decease or otherwise becomes incapacitated and unable to serve as Representative, his successor shall be appointed by a majority-in-interest of the Escrow Amount.

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(d) The Representative shall act for the Stockholders hereunder in the manner the Representative believes to be in the best interest of the Stockholders and consistent with its obligations hereunder, but shall have no duties or obligations except as specifically set forth herein and in the Escrow Agreement. In acting as representative of the Stockholders, the Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by them to be genuine and to have been signed or presented by the proper party or parties. The Representative shall not be personally liable to the Stockholders for any action taken, suffered or omitted by each of them in good faith and reasonably believed by each of them to be authorized or within the discretion of the rights or powers conferred upon them by this Section 2.11. The Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by each of them in such capacity in good faith and in accordance with such opinion of counsel. The Representative may perform its duties as the Representative either directly or by or through agents or attorneys, and the Representative shall not be responsible to the Stockholders for any misconduct or negligence on the part of any agent or attorney appointed with due care by them hereunder. The Representative shall not be liable for any action taken in the scope of the Representative’s authority hereunder unless such action is finally determined to have been grossly negligent or reckless.

(e) Each holder of Series D Shares and shares of Company Common Stock shall, ratably in accordance with his, her or its Escrow Allocation, pay or reimburse the Representative, upon presentation of an invoice, for all fees, costs, expenses and disbursements incurred by or at the direction of the Representative (including, without limitation, fees and expenses of counsel, accountants, and other advisors to or retained by the Representative) in connection with the defense, negotiation and settlement of indemnification claims pursuant to Article X, and any other matters contemplated to be handled by the Representative by this Section 2.11. Such amounts shall first be paid out of an advance amount equal to Three Hundred and Fifty Thousand Dollars ($350,000) (the “Advance Amount”), which, as contemplated by Section 2.5.1(e), will be delivered by Parent to the Representative at the Closing as a deduction from the Preliminary Merger Consideration and which the Representative shall maintain in a separate account for application under this Section 2.11. The Representative shall be entitled to pay all fees, costs, expenses and disbursements incurred by or at the direction of the Representative in connection with the administration of the Representative’s duties under this Agreement from the Advance Amount. In addition, each holder of Series D Shares and shares of Company Common Stock shall, ratably in accordance with his, her or its Escrow Allocation, indemnify, defend and hold harmless the Representative and the Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and stockholders of each of the foregoing (to the extent not reimbursed through the Advance Amount or the Escrow Amount) against any indemnification claim pursuant to Article X hereof that such indemnitees may suffer or incur in connection with its capacity as the Representative (or a related party thereof), or any action taken or omitted by such indemnitees under this Agreement (except such acts or omissions resulting from such indemnitee’s willful misconduct, gross negligence or fraud). The obligations of each holder of Series D Shares and shares of Company Common Stock under this Section 2.11(e) shall not exceed the Merger Consideration actually paid to such Stockholder (less all amounts previously paid or set aside in satisfaction of

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indemnification claims pursuant to Article X and amounts paid or reimbursed by such Stockholder in accordance with this Section 2.11(e)). The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of legal counsel shall be conclusive evidence of such good faith. The Representative shall have the right, at its option at any time and from time to time, to engage a third-party provider of stockholder representative services to replace the Representative as the Representative for any or all purposes hereunder. In any such circumstance, such third-party provider shall have all of the rights and obligations as the Representative as set forth in this Agreement.

2.12 Post-Closing Distributions of Escrow Amount to Certain Stockholders

The Representative shall distribute any amounts received by him out of the Escrow Amount (other than amounts received by him with respect to his expenses in discharging his duties under this Agreement) for the benefit of the holders of Series D Shares and Company Common Stock in such amounts as contemplated by Section 2.5.1(c)(i)(B) and 2.5.1(c)(iii); provided, however, that, in lieu thereof and in satisfaction of the Representative’s obligations to such Stockholders in respect of any amounts to be distributed from the Escrow Agent for the benefit of such holders, the Representative may remit such amount back to, or direct the Escrow Agent to remit such amounts otherwise distributable to the Representative to, the Disbursing Agent for distribution to such Stockholders in accordance with Section 2.10.

2.13 No Further Rights

Upon the surrender of Company Stock Certificates (with respect to Stockholders) and a validly executed Letter of Transmittal in accordance with Section 2.10 by a Stockholder, and the receipt by such Stockholder of such Stockholder’s Preliminary Merger Consideration as set forth in this Article II, such payment shall be deemed to have been paid in full satisfaction of all rights pertaining to such Stockholder’s Company Securities, as applicable, other than the contingent right to receive any further consideration as contemplated by Section 2.9.

2.14 Closing of Transfer Books

From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any capital stock shall thereafter be made or registered on the books and records of the Surviving Corporation. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Securities immediately prior to the Effective Time shall cease to have any rights with respect thereto, except as otherwise provided for in this Agreement and Applicable Law. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.15 Subsequent Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of the

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Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, or otherwise, all such deeds, bills of sale, assignments and assurances, and to take and do, in the name and on behalf of the Company or Merger Sub, or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

2.16 Limitation on Merger Consideration

Notwithstanding anything to the contrary in this Article II, in no event shall the consideration allocated among the holders of Company Securities exceed in the aggregate (a) as of the Effective Time, the Preliminary Merger Consideration and (b) as of the applicable time following the Effective Time as of which any portion of the Contingent Merger Consideration is due, the amount of such portion of the Contingent Merger Consideration. To the extent the provisions hereof otherwise provide for consideration in excess of the Preliminary Closing Merger Consideration, Final Closing Merger Consideration or Contingent Merger Consideration properly due and payable from time to time, Parent and the Representative shall agree upon an equitable reallocation of the Merger Consideration, which shall be binding upon and enforceable against all parties hereto and all holders of Company Securities. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, in no event shall payments made by Parent pursuant to or in connection with this Agreement to holders of Company capital stock or Company Securities, in each case by reason of their ownership thereof, exceed, in the aggregate, the Merger Consideration.

2.17 Additional Adjustments to Merger Consideration.

(a) The per share amounts of any Merger Consideration payable to holders of Company capital stock or Company Securities hereunder, and any other applicable numbers or amounts, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company capital stock), reorganization, recapitalization, reclassification or other like change with respect to Company capital stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(b) In the event that either Parent issues an Election Notice in accordance with Section 7.11(b) or in the event that Parent and the Company fail to obtain a California Permit, Parent will elect one of the alternatives set forth below and the parties will cooperate to effect such alternative:

(i) Parent will increase the amount of cash payable pursuant to this Agreement and decrease the amount of Parent Common Stock (valued at the Parent Stock FMV) issuable to allow for payment in cash of any amount or amounts otherwise due to be paid in Parent Common Stock hereunder;

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(ii) Parent will reallocate among Company Stockholders the cash and Parent Common Stock otherwise payable pursuant to this Agreement; or

(iii) Parent will do any combination of the foregoing

in a manner agreed by Parent and the Representative reasonably and in good faith, as and if required to make available to Parent, in its reasonable discretion in consultation with counsel, an exemption from registration under the Securities Act of 1933, as amended (the “1933 Act”) which would permit the consummation of the Transactions and the issuance of Parent Common Stock as so reallocated, if any. In the event that Parent issues to Company Stockholders shares of Parent Common Stock pursuant to an exemption from registration the application of which does not make the shares so issued immediately freely tradeable without restriction under the 1933 Act, Parent and the Representative will promptly negotiate and enter into a registration rights agreement with the Representative with respect to such shares of Parent Common Stock on customary terms for a transaction of such nature.

ARTICLE III – REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules (referencing the appropriate section, subsection, paragraph and subparagraph numbers) delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”), the statements contained in this Article III are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). Parent and Merger Sub acknowledge and agree that: (a) inclusion of information in any section of the Company Disclosure Schedule will not be construed as an admission that such information is material to the business or the results of operations or financial condition of the Company and its Subsidiaries; (b) matters reflected in any section of the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule and such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature and (c) if any section of the Company Disclosure Schedule lists an item or information whose relevance to another section of the Company Disclosure is readily apparent from the face of such disclosure to a viewer unfamiliar with the Company’s business, then the matter will be deemed to have been disclosed in such other section of the Company Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section.

3.1 Organization

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as currently conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character or location of the Company’s properties occupied, owned, licensed or held under lease

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or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its Amended and Restated Certificate of Incorporation, dated as of August 24, 2006, as amended by that certain Certificate of Amendment dated as of June 19, 2008 (as so amended and in full force and effect on the date hereof, the “Company Charter”) and bylaws, as amended to date (in full force and effect on the date hereof, the “Company Bylaws,” and together with the Company Charter, the “Charter Documents”), to Parent. The Company is not in violation of any of the provisions of its Charter Documents in any material respect.

(b) Schedule 3.1(b) lists every state or foreign jurisdiction in which the Company has employees or facilities.

(c) Schedule 3.1(c) lists the directors and officers of the Company as of the date hereof.

(d) On (i) the record date for each of the last two annual meetings of stockholders held by the Company or (ii) in the event no such annual meetings of stockholders were held, the last day of each of the Company’s last two completed fiscal years, fewer than one-half of the Company’s outstanding voting securities were held of record by Persons having addresses within the state of California.

3.2 Authority and Enforceability

The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, subject only to obtaining Requisite Stockholder Approval (as defined below). The execution, delivery and performance by the Company of this Agreement and the completion by the Company of the Merger and the other Transactions have been duly, validly and unanimously authorized by the Board of Directors of the Company and the Board of Directors has unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders. Neither Section 203 of the DGCL nor any other anti-takeover or similar statute or regulation applies or purports to apply to the Transactions. The only Stockholder approvals or authorizations required to approve this Agreement and effect the Merger and the other Transactions are the approval of (a) the holders of a majority of the Company Common Stock and the holders of a majority of the Preferred Shares, voting together as a single class, on an as-converted basis and (b) the holders of a majority of the Preferred Shares, voting together as a single class, on an as-converted basis, as required by the Company Charter and the DGCL (the “Requisite Stockholder Approval”). This Agreement has been, and each of the other Transaction Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Transaction Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

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3.3 Capitalization

(a) The Company has authorized capital stock consisting of (a) 1,111,110 shares of Series A Preferred Stock, of which 1,103,776 shares are outstanding on the date of this Agreement, (b) 5,000,000 shares of Series B Preferred Stock, of which 5,000,000 shares are outstanding on the date of this Agreement, (c) 6,370,452 shares of Series C Preferred Stock, of which 5,181,918 shares are outstanding on the date of this Agreement, (d) 10,562,784 shares of Series D Preferred Stock, of which 10,266,940 are outstanding as of the date of this Agreement and of which 295,844 shares are reserved for issuance upon exercise of the Series D Warrant, (e) 45,295,844 shares of Company Common Stock, of which 14,900,112 shares are outstanding on the date of this Agreement, 21,552,634 shares are reserved for issuance upon conversion of outstanding Preferred Stock, 295,844 shares are reserved for issuance upon conversion of the shares of Series D Preferred Stock issuable upon exercise of the Series D Warrant, 4,644,618 shares are reserved for issuance upon the exercise of outstanding Company Options, and 2,419,457 shares are reserved for issuance upon the exercise of Company Options that may be granted at a later date. 3,308,742 shares of Company Common Stock have been issued upon the exercise of Company Options granted under the Company Stock Incentive Plans. All outstanding shares of Company Securities are duly authorized and validly issued, fully paid and nonassessable and no shares were issued or repurchased and no options or warrants were granted in violation of preemptive or similar rights of any holder of Company Securities or in violation of Applicable Laws. True and correct copies of Company’s stock ownership records, showing all issuances and transfers of Company Securities have been provided to Parent. No Stockholder has exercised any right of redemption provided in the Company Charter with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) Except as set forth on Schedule 3.3(b), the Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company, there is no voting trust, proxy, agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting for or by any director or Stockholder of the Company. No Stockholder or any Affiliate thereof has any loan payable to the Company.

(c) Except as set forth on Schedule 3.3(c), (i) there are no agreements to which the Company or, to the Company’s knowledge, any holder of Company Securities is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal or offer, co-sale rights, “tag-along” rights, “drag-along” rights or any similar rights) of any Company Securities; and (ii) there is no such agreement or understanding between or among the Company and any holder of Company Securities. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding shares of capital stock of the Company and all rights to acquire or receive any shares of capital stock of the Company, whether or not such shares of capital stock are outstanding.

(d) Schedule 3.3(d) sets forth for each Stockholder and each holder of Company Securities: (i) the number of shares of Company Common Stock owned by the holder; (ii) the number and series of Preferred Stock owned by the holder (the shares listed pursuant to

AGREEMENT AND PLAN OF MERGER	-21-

(i) and (ii) together, the “Stockholder Shares”); (iii) all Company Options owned by the holder, including the date of grant, number and type of shares subject to the option and the exercise price of the options , and whether such Company Option was issued under the Company Stock Incentive Plans and whether such Company Option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code; and (iv) all Company Warrants owned by the holder, including the date of grant, number and type of shares subject to the warrants, vesting schedule and exercise price of the warrants (the securities listed pursuant to (i), (ii), (iii) and (iv) collectively, the “Company Securities”). To the Company’s knowledge, each holder of Company Securities owns the Company Securities reflected on Schedule 3.3(d) beneficially and of record, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims, options, or limitations. Except as set forth on Schedule 3.3(d), there are no (i) outstanding options, warrants, conversion rights, calls, or other securities of, or equity interest in, the Company, or any securities or other rights convertible into or exchangeable for securities of, or equity interest in, the Company, (ii) commitments or agreements obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement or (iii) commitments or agreements which would obligate the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries (whether payable in equity, cash or otherwise).

(e) Except for the Company Stock Incentive Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan providing for equity compensation to any Person and all Company Options have been granted under the Company Stock Incentive Plans. True and complete copies of all forms of agreements and instruments relating to or issued under the Company Stock Incentive Plans, including all amendments, modifications and supplements thereto, have been made available to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available to Parent, except as expressly contemplated by this Agreement.

(f) All Company indebtedness for borrowed money outstanding on the date of this Agreement is set forth on

Schedule 3.3(f). Except for the Company Debt or as set forth on Schedule 3.3(f), there are no issued and outstanding debt securities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries holds debt securities issued by any other Person other than prime commercial paper, money market funds, certificates of deposit in United States banks having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America.

3.4 Subsidiaries

Schedule 3.4 sets forth for each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, and (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holder thereof and the number of shares held by each such holder. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and

AGREEMENT AND PLAN OF MERGER	-22-

nonassessable and are not subject to preemptive rights in the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. Each Subsidiary listed on Schedule 3.4 that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise) of the Company or any of its Subsidiaries, including taxes, with respect to any such entity. Each of the Subsidiaries is an entity duly organized and legally existing under the laws of its state or jurisdiction of organization, has the necessary power and authority to own its properties and carry on its business as is now being conducted and is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its properties occupied, owned or held under lease or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, materially and adversely affect the business of the Company and its Subsidiaries considered as a whole. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been made available to Parent. One of the Company and/or its Subsidiaries holds of record and owns beneficially all of the outstanding shares of capital stock of each Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the 1933 Act and state securities laws), Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or other Encumbrances. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the Subsidiaries or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of or other voting interest in any Subsidiary. Except as set forth on Schedule 3.4, neither the Company nor any of its Subsidiaries owns, or has owned, any shares of capital stock or holds, or has held, any interest or direct or indirect equity participation in, or otherwise controls, or has controlled, directly or indirectly any corporation, limited liability company, partnership, trust, association, joint venture or other business entity. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

3.5 No Approvals; No Conflicts

The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the Transactions and the performance by the Company of its respective obligations pursuant to this Agreement and the other Transaction Documents to which it is a party, will not (a) conflict with or constitute a violation of any Applicable Law, (b) except for the Requisite Stockholder Approval and as set forth on Schedule 3.5(b), require any consent, notice, waiver, approval, order or authorization of, or declaration, filing or registration with, any Person, (c) except as set forth on Schedule 3.5(c), result in any violation of or default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound

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or to which any material assets (whether tangible or intangible) of the Company or any of its Subsidiaries are subject, (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any asset (whether tangible or intangible) of the Company or any of its Subsidiaries or, to the Company’s knowledge, upon any outstanding shares or other securities of the Company or any of its Subsidiaries, or (e) conflict with or result in a breach of or constitute a default under any provision of the Company Charter or the Company Bylaws or comparable organizational document of any of its Subsidiaries, except, in the case of (a), (b), (c) or (d), as would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Financial Statements

(a) Generally: The Company has delivered to Parent (i) audited balance sheets and statements of operations, stockholders’ equity and cash flows of the Company at and for the fiscal years ended December 31, 2007 and December 31, 2008 and (ii) unaudited balance sheets and statements of operations, stockholders’ equity and cash flows of the Company (A) for the nine (9) month period ended September 30, 2009 (the “Balance Sheet Date”) and (B) for each whole month thereafter through November 30, 2009. All the foregoing financial statements are herein referred to as the “Financial Statements.” The Financial Statements (x) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods (except that the unaudited Financial Statements do not contain all notes required by GAAP and are subject to normal year-end audit adjustments which are not material in amount in any individual case or in the aggregate), (y) are consistent with the books and records of the Company and (z) fairly present in all material respects the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company maintains, in all material respects, standard systems of accounting established and administered in accordance with GAAP. All unaudited financial statements and forecasts relating to the business of the Company that have been provided to Parent represent good faith estimates of the Company and, as applicable, are of the same content and form as prepared for and presented to the Company’s Board of Directors for the management of the Company’s finances and operations; provided, however, that the Company has provided to Parent additional information as requested.

(b) Undisclosed Liabilities: Neither the Company nor any of its Subsidiaries has any material liabilities, indebtedness, expenses, claims, guaranties, or obligations of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, secured or unsecured, joint or several, matured or unmatured, due or to become due, vested or unvested, executory, determined, determinable or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), except for (A) those which have been reflected in the Financial Statements, (B) those incurred since the date of the Financial Statements in the ordinary course of business and consistent with past practice, and that, individually or in the aggregate, are not material to the Company and have not had a Company Material Adverse Effect, (C) those arising under this Agreement and the other Transaction Documents, (D) Company Transaction Expenses plus an additional $200,000 of Company legal expenses, (E) the liabilities disclosed on Schedule 3.22 and (F) as disclosed on Schedule 3.6(b).

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(c) Accounts Receivable: Schedule 3.6(c)(i) sets forth an accurate and complete list of all accounts receivable, notes receivable and other receivables, whether billed or unbilled, of the Company as of the Balance Sheet Date, together with an aging schedule (of only billed accounts receivable) indicating a range of days elapsed since invoice. All existing accounts receivable of the Company and its Subsidiaries, to the knowledge of the Company, represent valid obligations of third parties to the Company or its Subsidiaries arising from bona fide transactions entered into, arose in the ordinary course of business and are carried on the Financial Statements at values determined in accordance with GAAP consistently applied and with reserves established in accordance with GAAP consistently applied for the validity of such receivables, the collectability of such receivables and all repurchase or return arrangements relating to such receivables. With respect to receivables arising subsequent to the Balance Sheet Date, such receivables and such reserves are reflected on the books and records of the Company in accordance with GAAP consistently applied. Except as set forth on Schedule 3.6(c)(ii), there are no Encumbrances (except for Permitted Encumbrances) on any accounts receivable of the Company.

3.7 Absence of Certain Changes or Events

Except as set forth on Schedule 3.7, since the Balance Sheet Date: (a) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice; (b) there has been no event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) there has not been, occurred or arisen by or with respect to the Company or any Subsidiary of the Company any:

(i) entry into or amendment of (A) any Contract other than this Agreement relating to (I) the sale of any capital stock or equity interest in the Company (other than the grant of Company Options in the ordinary course of business or the issuance of shares of Company Common Stock upon the exercise of Company Options), (II) the purchase or sale of assets constituting a business or (III) any merger, consolidation or other business combination or (B) any Material Contract;

(ii) mortgage, pledge or Encumbrance of any assets of the Company or its Subsidiaries other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the ordinary course of business and (B) Encumbrances that would not reasonably be expected to be material to the business of the Company or its Subsidiaries; or

(iii) sale, lease, license, transfer, exchange or other disposition of any material assets (whether tangible or intangible) or properties of the Company or its Subsidiaries other than in the ordinary course of business, including the sale of any accounts receivable, or any creation of any Encumbrance in such assets or properties;

(iv) declared, set aside or paid any dividend or distribution in respect of, or redeemed or repurchased or recapitalized any of, its capital stock or securities or incurred any indebtedness;

(v) destruction of, loss of, or material injury to, any of the material assets of the Company or its Subsidiaries (whether or not covered by insurance);

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(vi) payment, discharge, waiver or satisfaction, in any amount in excess of $75,000 in any one case, or $150,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements, or any material write-down or write-up of the value of assets (whether tangible or intangible) of the Company or its Subsidiaries;

(vii) any material change in any method of accounting or accounting practice except as required by GAAP;

(viii) settlement, compromise or initiation of any Action;

(ix) notice of or, to the Company’s knowledge, threat of any material Action, proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets (or notice of any reasonable basis for any of the foregoing);

(x) hiring or termination of any employee of the Company earning over $100,000 annually or any consultant providing material services to the Company, any promotion, demotion or other change of the employment status or title of any officer of the Company, or acceptance of the resignation of or removed any director of the Company;

(xi) increase or other change in the salary, employment status, title. or other compensation (including equity based compensation) payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees or consultants other than increases in the ordinary course of business consistent with the compensation practices in past periods;

(xii) agreement to, contract for, or commitment to the grant by the Company or any Subsidiary of any severance, termination pay or bonus (in cash or otherwise) to any employee, including any officer, other than Bonuses reflected as “current” liabilities and taken into account in the calculation of the Net Working Capital Amount;

(xiii) modification or amendment of, or change to the Charter Documents;

(xiv) any expenditure, commitment or transaction exceeding $75,000 individually or $150,000 in the aggregate, other than those conducted in the ordinary course of business consistent with past practice;

(xv) adoption of, or change in, any Tax accounting method or material Tax election, closing agreement in respect of Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xvi) loan by the Company or its Subsidiaries to any Person (except for reasonable advances to employees for travel and business expenses not exceeding $10,000 that are incurred in the ordinary course of business consistent with past practices), or forgiveness by the Company or its Subsidiaries of a loan to any Person;

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(xvii) incurring by the Company or its Subsidiaries of any indebtedness for borrowed money, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or its Subsidiaries of any indebtedness for borrowed money;

(xviii) acquisition by the Company or its Subsidiaries of, or agreement by the Company or its Subsidiaries to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(xix) except as required by law any (1) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits (including any acceleration of Company Options or amendment of the post-termination exercise period for Company Options or other equity awards), (2) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (3) action other than in the ordinary course of business to fund or in any other way secured the payment of compensation or benefits under any Employee Benefit Plan, other than Bonuses taken into account in the calculation of the Net Working Capital Amount.

(xx) execution, amendment or termination of any employment, consulting, services, severance or other similar agreement with any Key Employee;

(xxi) waiver of any stock repurchase rights, right of first refusal, or repricing or exchange of stock options or similar equity awards granted under the Company Stock Incentive Plans or any other employee, consultant, director stock plans, or authorize or make cash payments or incentives of any kind in exchange for amending or exchanging any stock options or similar equity awards granted under any such plans;

(xxii) increase in the rights to indemnification for any employee of the Company or any of its Subsidiaries;

(xxiii) hiring, promotion, demotion or termination or other change to the employment status or title of any employee;

(xxiv) cancellation, amendment or renewal of any insurance policy of the Company or its Subsidiaries;

(xxv) issuance or agreement to issue any refunds, credits, allowances or other concessions with respect to amounts collected by or owed to the Company or its Subsidiaries in excess of $10,000 individually or $50,000 in the aggregate other than refunds, credits, allowances or other concessions given or made in the ordinary course of business consistent with past practice; or

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(xxvi) agreement by the Company or its Subsidiaries to do any of the things described in the preceding clauses (i) through (xxv) of this Section 3.7 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any other Transaction Documents).

3.8 Taxes

(a) The Company and each of its Subsidiaries has timely filed all federal, state, county, local and foreign income and other tax returns, reports, estimates and declarations (collectively, “Returns”) relating to Taxes that are required to be filed by it. Each such Return is correct and complete in all material respects and has been prepared in accordance with Applicable Laws. Neither the Company nor any of its Subsidiaries is currently subject to an audit, action, suit or other proceeding in respect of any Tax.

(b) The Company and each of its Subsidiaries has timely paid all Taxes it is required to pay and timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld. The Company and each of its Subsidiaries has provided adequate reserves on its Financial Statements for the payment of any Taxes accrued but not yet due and payable, as of the respective dates of such Financial Statements. No deficiencies for any Tax, assessment or governmental charge have been asserted or assessed against the Company or any of its Subsidiaries which have not been paid, settled or adequately provided for. There are no liens upon any property or assets of Company relating to or attributable to Taxes, except for liens for Taxes not yet due and payable.

(c) To the Company’s knowledge, no assessment or deficiency for any Tax has been proposed or threatened against the Company or any Subsidiary. There are no unexpired waivers of any statute of limitations with respect to any Taxes for which the Company or any Subsidiary may be liable.

(d) The Company has delivered or made available to Parent complete and correct copies of all Returns filed, and examination reports and statements of deficiencies assessed against or agreed to, in each case, by the Company or any Subsidiary with respect to all periods for which the statute of limitations has not expired.

(e) Neither the Company nor any of its Subsidiaries has been notified in writing of any request for an audit or other examination. No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed in writing by any tax authority to the Company, any of its Subsidiaries or any representative thereof. No claim has ever been made in writing by an authority in a jurisdiction where Company or any of its Subsidiaries does not file Returns that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

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(g) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treas.

Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(h) Neither the Company nor any Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Neither the Company nor any Subsidiary is a party to any Tax allocation, sharing or similar agreement. Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated income tax return under Section 1501 of the Code or any similar provision of state, local, foreign or other law (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, foreign or other Applicable Law).

(j)

(i) Schedule 3.8(j)(i) lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, that is subject to Section 409A is and has been administered in compliance with the requirements of Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(ii) Except as listed in Schedule 3.8(j)(ii), no compensation is or is expected to be includable in the gross income of any current or former employee, director, contractor, or service provider of the Company or its Subsidiaries under Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time.

(iii) No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any current or former employee, director, contractor, or service provider of the Company or its Subsidiaries that (i) except as listed in Schedule 3.8(j)(iii), has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). Neither the Company nor any Subsidiary has any obligation to gross-up or otherwise reimburse any current or former employee, director, contractor, or service provider of the Company or its Subsidiaries for any tax incurred by such person pursuant to Section 409A of the Code.

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(iv) Except as listed in Schedule 3.8(j)(iv), there is no agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which, individually or collectively, would give rise to a Tax under Section 409A or that would give rise to a Company or any Subsidiary reporting obligation under Section 409A.

(k) There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, covering any employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(l) As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Affiliate of the Company or any of its Subsidiaries has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstances that would prevent the Mergers from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

(m) As used herein, “Tax” or “Taxes” means (A) all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and/or (B) any liability for the payment of any amounts of the type described in the immediately preceding clause (A) as a result of being a member of an affiliated or combined group, by contract, as a successor or otherwise.

3.9 Material Contracts

(a) Schedule 3.9 sets forth a complete and accurate list of each of the following Contracts to which the Company or its Subsidiaries or any of them is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company or any of its Subsidiaries or any of them is a party or otherwise bound being referred to herein as a “Material Contract” and collectively, as the “Material Contracts”):

(i) except for any issuances of Optionee Notes, Contracts with directors, officers, employees and consultants (not related to equity compensation or employment) or that involve any advance or loan of any amount in excess of $10,000 to any of the Company’s or any of its Subsidiaries’ directors or officers, and stockholder agreements;

(ii) employment, severance, change of control, indemnification and similar agreements with current directors, officers, employees and consultants;

(iii) except for any issuances of Optionee Notes and any Plan Amendments, employment, contractor or consulting agreements, Contracts or commitments with employees or individual consultants, contractors, or salespersons, other than at-will employment or services agreements providing no severance or other post-termination benefits (other than continuation coverage required by law);

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(iv) Contracts or commitments to grant any severance or termination pay or benefits (in cash or otherwise) to any employee, individual consultant, or any contractor;

(v) noncompetition agreements, non-solicitation agreements or other arrangements that could reasonably be expected to prevent in any material respect the Company or any of its Subsidiaries from carrying on any business in any geographic area;

(vi) Contracts for the purchase or sale of assets or for any merger, acquisition or disposition of a business, in each case with a purchase price of greater than $250,000;

(vii) partnership or joint venture Contracts;

(viii) except for any issuances of Optionee Notes, Contracts governing or in respect of indebtedness for borrowed money, or swaps or other derivatives exceeding, individually, $100,000;

(ix) except for any issuances of Optionee Notes, Contracts that involve obligations of, or payments to or by, the Company or any of its Subsidiaries in excess of $100,000;

(x) except for any Plan Amendments, Employee Benefit Plans;

(xi) except for any issuances of Optionee Notes and any Plan Amendments, any agreement or plan, including the Company Stock Incentive Plans, or award thereunder, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased or for which vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Transaction Documents or the Transactions (either alone or in connection with additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(xii) all Real Property Leases;

(xiii) any lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate;

(xiv) any fidelity or surety bond or completion bond or agreement providing a guaranty or surety for borrowed money;

(xv) any Contract that restricts or prohibits the Company or any Subsidiary from hiring or soliciting any individual to perform employment or consulting services for the Company or any Subsidiary;

(xvi) except with respect to director and officer indemnification agreements described in subsection (ii) above and standard warranty obligations with respect to sales of inventory in the ordinary course of business, any Contract related to the business of Mission Scientific Skincare Inc. or related to Company Services and containing warranties and indemnities relating to products or technology sold or services rendered by the Company or its Subsidiaries;

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(xvii) any Contract relating to capital expenditures and involving future payments in excess of $100,000 individually or $250,000 in the aggregate;

(xviii) any Contract relating to the disposition or acquisition of material assets or any material interest in any business enterprise outside the ordinary course of the business of the Company or its Subsidiaries;

(xix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(xx) any purchase order or Contract for the purchase of raw materials involving in excess of $25,000 individually or $100,000 in the aggregate;

(xxi) any Contracts that contain “most favored nation” provisions;

(xxii) any material dealer, reseller, remarketer, distribution, joint marketing, strategic alliance, affiliate or development, delivery, manufacturing or similar agreement granting rights of any type or scope, including with respect to any Intellectual Property Rights, Company Products or Company Services;

(xxiii) any Contract to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xxiv) any Contract expressly limiting the freedom of the Company or its Subsidiaries to engage in any line of business or to compete or to develop or to distribute or to sell;

(xxv) any Contract relating to the acquisition, use, transfer, development, sharing or license of any material Intellectual Property Rights (other than inbound “shrink-wrap” software licenses and similar generally available commercial binary code end-user licenses); and

(xxvi) All commitments in respect of any of the foregoing.

(b) Schedule 3.9(b) sets forth the top twenty (20) suppliers of goods purchased by the Company and its Subsidiaries in each of the Company’s last full fiscal year and the current fiscal year to date (the “Material Suppliers”); showing the total dollar amount of goods purchased from each and the percentage of total goods purchased by the Company and its Subsidiaries from each such Material Supplier in each such period. No Material Supplier has between January 1, 2009 and the Balance Sheet Date decreased materially, or, to the knowledge of the Company, threatened to decrease materially, its supply of materials to the Company or its Subsidiaries, except (i) upon the request or instruction of the Company or its Subsidiaries or (ii) as a result of discontinuation of products by suppliers or their end suppliers. The Company has not received any notice of, and there is no event, circumstance or condition known to the

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Company that would be reasonably expected to cause any material modification to the Company’s relationship with any Material Supplier, nor is there or has there been, during the last twelve (12) months, any material dispute with or claim by any Material Supplier.

(c) Schedule 3.9(c) sets forth the warranty, return and refund policies that pertain to the Company’s and its Subsidiaries’ business, products or services. Schedule 3.9(c) also discloses the amounts charged to “returns” from the Company’s operations on the Company’s books and records for the period beginning January 1, 2009 and ending on the Balance Sheet Date. Other than standard warranty obligations with respect to sales of inventory in the ordinary course of business as set forth on Schedule 3.9(c), the Company has not made any express warranties in connection with the sale or license of products. Claims against the Company for warranty costs (individually or in the aggregate) with respect to products during the period beginning January 1, 2009 and ending on the Balance Sheet Date did not exceed $25,000 annually (or on an annualized basis, as applicable), and there are no outstanding or, to the knowledge of the Company, threatened, claims for any such warranty costs that would exceed $25,000 (individually or in the aggregate).

(d) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement, enforceable against the Company and/or its Subsidiaries, as applicable, in accordance with its terms, and is in full force and effect subject to the Enforceability Exceptions. Each of the Company or its relevant Subsidiary is in material compliance with and has not materially breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Material Contract, nor to the knowledge of the Company is any party obligated to the Company or the relevant Subsidiary pursuant to any such Material Contract subject to any material breach, violation or default thereunder, nor does the Company have knowledge of any event that with the lapse of time, giving of notice or both would constitute such a material breach, violation or default by the Company, the relevant Subsidiary or any such other party. True and complete copies of each Material Contract have been made available to Parent.

(e) The Company has no knowledge of any threatened disputes or disagreements with respect to any Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject. The consummation of the transactions contemplated by this Agreement will not affect in any material respect the right of the Surviving Corporation to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration, other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay pursuant to the terms of such Material Contracts (other than Contracts relating to Intellectual Property Rights) had the transactions contemplated by this Agreement not occurred.

(f) Neither the Company nor any of its Subsidiaries has granted any other Person any exclusive right to manufacture, have manufactured, assemble, license, sublicense or sell any Company Products or proposed Company Products or the exclusive right to provide the Company Services or proposed Company Services.

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3.10 Claims and Legal Proceedings

Except as set forth on Schedule 3.10, there are no claims, counterclaims, actions, suits, arbitrations or proceedings (“Actions”) pending against the Company, any of its Subsidiaries or any of their respective officers or directors or with respect to which any such officer or director has a right to indemnification from the Company related to their actions on behalf of or their relationship with the Company and arising from facts and circumstances prior to the Effective Time. To the Company’s knowledge, there are no material Actions threatened or investigations pending, involving or threatened against, the Company or any of its Subsidiaries or any of their respective officers or directors or with respect to which any such officer or director has a right to indemnification from the Company related to their actions on behalf of or their relationship with the Company and arising from facts and circumstances prior to the Effective Time that relate to the Company or any of its Subsidiaries or their respective business operations or properties, or which question the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the Transactions, before or by any Governmental Body. Except as set forth on Schedule 3.10, there are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any of its Subsidiaries is a party.

3.11 Labor and Employment Matters

There are no labor disputes, employee grievances, disciplinary actions pending or, to the Company’s knowledge, threatened against or involving the Company or any of its Subsidiaries or any of their respective present or former employees. The Company and its Subsidiaries have complied with all Applicable Laws relating to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, tax withholding, prohibited discrimination, equal employment opportunity, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. The Company: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). No collective bargaining agreement is binding on the Company or any of its Subsidiaries. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. To its knowledge, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices with the meaning of the National Labor Relations Act. To the Company’s knowledge, no employee (or person performing similar functions) of the Company or any of its Subsidiaries is in violation of any employment agreement, noncompetition agreement, non-solicitation agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other Contract or agreement relating to the relationship of such employee with the Company or any of its Subsidiaries or any other party.

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(a) Except as set forth on Schedule 3.11(a), all employees of the Company and its Subsidiaries are employed on an “at will” basis.

(b) Except as set forth on Schedule 3.11(b), each former employee of the Company and its Subsidiaries who has been actually terminated by the Company or any of its Subsidiaries since January 1, 2005 has executed a release, except as would be immaterial. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is or, during the three years preceding the date of this Agreement, has been a “covered employer” under the WARN Act, nor is it similarly bound by or subject to material obligations under any similar state, local or foreign law.

(c) Schedule 3.11(c) sets forth for each employee terminated by the Company over the 12 months preceding the date of this Agreement, the date of such termination and the location at which such employee provided services to the Company.

3.12 Employee Plans

(a) Generally. Schedule 3.12(a) sets forth a true and complete list of all Employee Benefit Plans. The Company or relevant Subsidiary may amend or terminate each Employee Benefit Plan in accordance with its terms without material liability to the Company or any of its Subsidiaries (other than ordinary administration and termination expenses and benefits accrued through the date of amendment or termination, as applicable). Neither the Company nor any ERISA Affiliate has any plan or commitment to establish or adopt any new Employee Benefit Plan, or to modify any Employee Benefit Plan (except to the extent required by Applicable Law or to conform any such Employee Benefit Plan to the requirements of any Applicable Law or as required by this Agreement and except for any issuances of Optionee Notes and any Plan Amendments).

(b) Compliance. Each Employee Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with all Applicable Laws, including, without limitation, ERISA and the Code. None of the Company, any ERISA Affiliate or, to the Company’s knowledge, any other Person, has engaged in (or is about to engage in) a transaction (including any of the transactions contemplated in or by this Agreement) that constitutes, or would reasonably be expected to constitute, a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available with respect to any Employee Benefit Plan. There are no Actions (other than routine claims for benefits) pending, or, to the knowledge of the Company, threatened against or with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan. No Employee Benefit Plan is currently under investigation, audit or review by any Governmental Body, and, to the Company’s knowledge, no such action is contemplated or under consideration by any Governmental Body. Neither the Company nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

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(c) Plan Documents. The Company has provided or made available to Parent, with respect to each Employee Benefit Plan, a true and complete copy of the plan documents, if any, as currently in effect and any related trust agreements, annuity contracts, and insurance contracts, and, to the extent applicable: (i) the most recent annual actuarial valuations, if any, prepared for such Employee Benefit Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, filed with respect to such Employee Benefit Plan; (iii) if the Employee Benefit Plan is funded, the most recent annual and periodic accounting of such Employee Benefit Plan’s assets, if any; (iv) the most recent summary plan description, together with the summary(ies) of material modifications thereto, if any, distributed with respect to such Employee Benefit Plan; (v) the most recent IRS determination letter, if any, received by the Company with respect to such Employee Benefit Plan; (vi) all material written communications during the last three (3) years to employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company with respect to such Employee Benefit Plan, but only to the extent that the provisions of such Employee Benefit Plan as described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this Section 3.12(c)(vi); (vii) all material written correspondence during the last three (3) years to or from any Governmental Body relating to such Employee Benefit Plan; (viii) all model COBRA forms and related notices (or such forms and notices as required under comparable law); and (ix) the three (3) most recent plan years’ discrimination tests, if any, for such Employee Benefit Plan.

(d) Plan Contributions. All contributions required to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been timely made and all such contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued (to the extent required by GAAP and consistent with past practice) prior to the Closing Date.

(e) Post-Retirement Welfare Benefits. None of the Employee Benefit Plans provides life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any employee or former employee of the Company or Subsidiaries after his or her retirement or other termination of employment, and neither the Company nor any of the Subsidiaries has represented, promised or contracted to any employee or former employee that such benefits would be provided, except (i) to the extent required by Applicable Law, including, without limitation, Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, (ii) severance benefits, and (iii) conversion rights.

(f) Pension Plans. At no time during the last six (6) years has the Company, any Subsidiary or any ERISA Affiliate sponsored or contributed to, or been obligated to sponsor or contribute to, a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, or any other employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code (i) is the subject of a favorable determination letter from the IRS as to its qualified status under the Code, (ii) has remaining a period of time under the Code or applicable Treasury

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regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan; and, nothing has occurred since the date of the most recent such letter that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(g) Effect of Transaction; 280G. The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any Subsidiary to severance pay, or any other payment (except for any issuances of Optionee Notes) from the Company or any of its Subsidiaries, or pursuant to any Employee Benefit Plan, (ii) except as set forth in Schedule (g), accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. Schedule 3.12(g) contains a complete and accurate list of each Company “disqualified individual” (as defined in Code Section 280G and the regulations thereunder). Except as set forth in Schedule 3.12(g), no payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any “disqualified individual” is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) International Employee Plan. Each International Employee Plan has been maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Applicable Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan in accordance with its terms without material liability to the Company or its Subsidiaries (other than ordinary administration and ordinary termination expenses and benefits accrued through the date of amendment or termination, as applicable).

3.13 Property

(a) The Company and the Subsidiaries own and have good title to all of the material assets reflected in the latest balance sheet included in the Financial Statements.

(b) Neither the Company nor any of its Subsidiaries owns, and, except as set forth on Schedule 3.13(b), neither the Company nor any of its Subsidiaries have ever owned, any real property.

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(c) Schedule 3.13(c) sets forth a true and accurate description of all real property leased, subleased, licensed or otherwise occupied by the Company and each Subsidiary (the “Leased Real Property”) and the Company has made available true and complete copies of all leases, subleases, licenses and other agreements pertaining to the occupancy of real property, together with all amendments, modifications or supplements thereto (collectively, the “Real Property Leases”) to which the Company or any of its Subsidiaries is a party. The Real Property Leases are in full force and effect and enforceable by the Company or such Subsidiary in accordance with their terms, subject to the Enforceability Exceptions, and neither the Company nor its Subsidiaries have received any written notice of any breach or default or event that with notice or lapse of time, or both, would constitute a material breach or default by the Company or a Subsidiary under any of the Real Property Leases which has not since been cured, nor, to the knowledge of the Company, are there any existing material defaults on the part of the Company, any of its Subsidiaries, or any lessor under any Real Property Lease. Except as set forth on Schedule 3.13(c), there are no developments affecting any leasehold under any Real Property Lease or other interests therein identified in Schedule 3.13(c) that could reasonably be expected to curtail or interfere with the use of such Leased Real Property for the purpose for which it is now used, except where such curtailment or interference would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Leased Real Property comprises all of the real property used or intended to be used in the business of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any contract to purchase, sell or otherwise convey any real property or interest therein.

(e) The Company and each Subsidiary has good and valid title to, or valid leasehold interests in the Leased Real Property, and personal properties, tangible and intangible, which are necessary or used in the conduct of their businesses in the manner and to the extent of services presently provided by them, free and clear of any Encumbrances except for Permitted Encumbrances. The Leased Real Property and the personal properties owned or leased by the Company or any Subsidiary have no material defects and are generally in good operating condition and repair.

3.14 Intellectual Property

(a)

(i) Schedule 3.14(a)(i) contains a complete and accurate list (by name, product and version number or SKU, as applicable) of all products of the Company or any of its Subsidiaries, excluding any third party product unless exclusively licensed by the third party to the Company or one of its Subsidiaries (collectively, “Company Products”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which the Company or any of its Subsidiaries currently sells, distributes or otherwise disposes of, including any product offerings presently under development.

(ii) Schedule 3.14(a)(ii) contains a complete and accurate list of all services of the Company or any of its Subsidiaries, excluding any service provided by a third party unless exclusively licensed by the third party to Company or a Subsidiary (collectively, “Company Services”) that have been sold, rendered or otherwise disposed of in the five (5)-year period preceding the date hereof or which the Company or any of its Subsidiaries currently sells, renders or otherwise disposes of, including any service offerings under development.

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(b) Schedule 3.14(b) sets forth an accurate and complete list of all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property Rights”), reflecting dates of filing or dates of issuance, if applicable, and lists any proceedings or actions currently before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

(c) All necessary documents and certificates in connection with Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining those Registered Intellectual Property Rights. Except as set forth on Schedule 3.14(c), there are no actions that must be taken by the Company within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Company has not claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable to Purchaser.

(d) The Company owns or possesses sufficient legal rights to all Technology and Intellectual Property Rights necessary for its business as presently conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products and the design, development, license, branding, advertising, promotion, marketing, provision and sale of Company Services, without any infringement of the rights of others. The Company has not received any communications alleging that the Company or its business as presently conducted has violated any of the Intellectual Property Rights of any third party nor does the Company have knowledge of any such violation.

(e) To the Company’s knowledge, there is no pending or threatened claim, action or cause of action challenging or restricting, or that could restrict, in any manner the Company’s use, transfer, or licensing of any Company Intellectual Property or challenging or questioning the validity or enforceability of any Company Intellectual Property, and the Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(f) The operation of the business of the Company as it is currently conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products and the design, development, license, branding, advertising, promotion, marketing, provision and sale of Company Services, does not and will not, and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner as of the Closing and, to the knowledge of the Company, thereafter, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), constitute

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unfair competition or trade practices under the laws of any jurisdiction or constitute fraud or misrepresentation of any matter, and the Company has not received notice from any person claiming that such operation or any Company Product or Company Service infringes or misappropriates any Intellectual Property Right of any person, constitutes unfair competition or trade practices under the laws of any jurisdiction or constitutes fraud or misrepresentation of any matter.

(g) Except as set forth on Schedule 3.14(g), all Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation or Parent without restriction and without payment of any kind to any third party.

(h) Each item of Company Intellectual Property is free and clear of any liens or encumbrances except for non-exclusive licenses granted to end-user customers in the ordinary course of business. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of or has sufficient rights in all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Products and Company Services by the Company or any of its Subsidiaries, (ii) the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products and Company Services or which the Company or any of its Subsidiaries otherwise purports to own, and (iii) the Company Products and Company Services do not infringe any third party patents.

(i) The Company has not granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property to any other Person. To the knowledge of the Company, there is no infringement by any other Person of any Company Intellectual Property. The Company has not transferred ownership of, or granted to a third party to obtain ownership of, any Technology or Company Intellectual Property that is or was Company Intellectual Property and is necessary to the business of the Company or its Subsidiaries as currently conducted, except in the ordinary course of business.

(j) Except as set forth on Schedule 3.14(j), all Company Intellectual Property used in the conduct of Company’s business as presently conducted was created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property. Except as set forth on Schedule 3.14(j), no Person who has licensed any Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights. The Company has taken all reasonably necessary actions to maintain and protect such Company Intellectual Property.

(k) Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses, outbound “off-the-shelf” licenses in the form set forth on Schedule 3.14(k) and other standard, “shrink-wrap” nonexclusive licenses, the options, contracts, licenses and agreements listed in Schedule 3.14(k) are all options, contracts, licenses

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and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights presently held by the Company or used in the business of the Company or its Subsidiaries as currently conducted. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(l) Neither the Company nor any Subsidiary has (1) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property; (2) distributed Open Source Materials in conjunction with any Company Intellectual Property; or (3) used Open Source Materials in a manner that creates, or purports to create, obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grants, or purports to grant, to any third party, any rights with respect to any Company Intellectual Property.

(m) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(n) The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company.

(o) Neither this Agreement nor the Transactions, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them prior to the Closing, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing.

(p) Except as disclosed in Company’s published “bug list,” the Company has disclosed in writing to Parent all information relating to any problem or issue with respect to any of the Company Products or Company Services (or any other Company Intellectual Property that would reasonably be expected to materially adversely affect the Company’s or any of its Subsidiaries’ ability to conduct its business as presently conducted or meets is contractual or legal obligations.

(q) The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures intended to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from any disabling codes or instructions or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized

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access or the unauthorized disablement or erasure of any data or other software within such system and that could reasonably be expected to materially interfere with such operation. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems that have materially interfered with or could reasonably be expected to materially interfere with the operation of the Company and its Subsidiaries.

(r) Subject to Applicable Law, to the Company’s knowledge, the Company and each of its Subsidiaries owns or has a right to use, free and clear of any liens or encumbrances, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company or its wholly owned Subsidiaries, or other Persons through which the Company Products or Company Services are distributed, or the applicable customers, possesses any claims or rights with respect to use of the Customer Information.

(s) The Company and its Subsidiaries have complied with all Applicable Laws and their respective internal privacy policies and guidelines, if any, relating to the use, disclosure or security of Credit Card Information and Personally Identifiable Information of their customers. The execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies. The Company and its Subsidiaries have made all disclosures to users or customers required by Applicable Laws governing the sale and distribution of the Company Products or the Company Services and none of such disclosures have been in violation of such Applicable Laws.

(t) Except as provided in Schedule 3.14(t), to the knowledge of the Company and its Subsidiaries, there has been no unauthorized access to or transfer of or other misuse of Credit Card Information and Personally Identifiable Information.

(u) All of the Company Products that the Company or any of its Subsidiaries has manufactured, distributed, sold or otherwise provided or made available are free from material defects in design, specifications, processing, manufacture, material or workmanship that could give rise to Product Liability. Neither the Company nor any of its Subsidiaries has received any claim, notice or other communication based upon alleged Product Liability. To the knowledge of the Company, no such claim has been threatened and no facts or circumstances exist that could reasonably be expected to give rise to any Product Liability. The Company has not directly or indirectly recalled any Company Product.

(v) To the Company’s knowledge, none of its employees is obligated under any Contract, or subject to any judgment, decree or order of any Governmental Body, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently conducted.

(w) Except as set forth on Schedule 3.14(w), each current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the Company’s standard form or other form approved by the Board of Directors of the Company (each a “Proprietary Information Agreement”). Except as set forth on Schedule

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3.14(w), no current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s employment agreement, consulting agreement or proprietary information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

3.15 Inventory.

The Company’s Inventory was purchased, acquired or produced in the ordinary course of business and in a manner consistent with the Company’s and its Subsidiaries’ regular inventory practices and is set forth on its books and records in accordance with GAAP applied consistently with respect to accounting policies, practices and procedures in prior periods. Except as reserved on the Company’s Financial Statements in accordance with GAAP applied consistently with respect to accounting policies, practices and procedures in prior periods, the Inventories consist of items of salable quality and condition at retail prices.

3.16 Insider Interests

No member or officer, stockholder, director or employee of the Company or any of its Subsidiaries has any interest (other than as a holder of securities of the Company) (a) in any Leased Real Property, material personal property, Intellectual Property Rights used in or directly pertaining to the business of the Company or any of its Subsidiaries, or (b) in any Material Contract, except portfolio companies or one or more Principal Stockholders providing services in the ordinary course of its business or on an arms-length basis. Except for any Optionee Notes and as set forth on Schedule 3.15, there are no Contracts or proposed transactions between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s officers, directors, stockholders, Affiliates or any Affiliate thereof, on the other hand. None of the Company or its Subsidiaries, nor any of their respective officers, directors, employees, agents, contractors, consultants or other representatives, have any interest, either directly or indirectly, in any entity, including any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, manager, director, shareholder, member, agent, independent contractor, security holder, creditor, consultant or otherwise), or other than ownership of capital stock comprising less than 1% of any publicly held company, that, in any material respect, presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company or any of its Subsidiaries is now engaged or proposes to engage, (ii) is a supplier, customer or creditor of the Company or any of its Subsidiaries, or (iii) to the knowledge of the Company, has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any of its Subsidiaries.

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3.17 Corporate Books and Records

The Company has made available to Parent true and complete copies of (a) the Company Charter and Company Bylaws, including all prior amendments thereto, and (b) the minutes of the Board of Directors and stockholders of the Company since January 1, 2008. Such minutes reflect all meetings, corporate actions and approvals taken and made by the Company’s stockholders and Board of Directors since January 1, 2008, such minutes accurately reflect in all material respects the events of and actions taken at such meetings and, at the Closing, all such minutes will be in the possession of the Company.

3.18 Insurance

Schedule 3.18 sets forth a true and complete list of all insurance policies and fidelity bonds maintained by the Company and its Subsidiaries covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Subsidiary, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no material claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any Subsidiary would reasonably expect will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would be reasonably expected to exceed the policy limits. To the knowledge of the Company, the Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as the Company believes are normal and customary in the Company’s industry for companies of similar size and financial condition. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past five years and remain in full force and effect. The Company has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies. Such policies or binders are sufficient for compliance with all requirements of Applicable Law and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

3.19 Licenses, Permits, Authorizations, etc.

The Company and its Subsidiaries hold all necessary licenses, permits, consents, approvals and authorizations of all Governmental Bodies (“Permits”) required in connection with the ownership and operation of the business of the Company and its Subsidiaries, except for Permits, the failure of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in material compliance with all Permits. All of the Company’s Permits are valid and in full force and effect, and no proceeding is pending or, to the Company’s knowledge, threatened, the objective of which is to revoke, limit or otherwise affect any such Permits. Neither the Company nor any Subsidiary has received any

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written notifications of any asserted failure to obtain any material Permits or any past and unremedied failure to obtain any material Permits. This Section 3.19 does not include any representation or warranty as to employee benefits and environmental matters, which are solely addressed in Sections 3.12 and 3.21, respectively.

3.20 Compliance with Laws

Except as set forth on Schedule 3.20, the Company and its Subsidiaries are and have been in compliance in all material respects with all Applicable Laws, Permits, and Governmental Body orders, including all Applicable Laws, Permits, and Governmental Body orders regarding distribution, marketing, and sales of Company Products. Neither the Company nor any Subsidiary has received any written notification, correspondence, report, or other communication relating to any asserted, alleged, or potential present or past unremedied failure by the Company or any of its Subsidiaries to comply in all material respects with any Applicable Laws, Permits, and Governmental Body orders whether from any Governmental Body or otherwise. Neither Company nor any of Subsidiaries has been the subject of any investigation by a Governmental Body as a result of or in connection with Company’s or any of its Subsidiary’s pricing, production, distribution, marketing or sales activities related to any product or related services. There is no actual or, to the knowledge of Company, threatened material action or investigation in respect of the business of the Company by the FDA or any other Governmental Body which has jurisdiction over the operations of the Company or its Subsidiaries or the Company Products. Company has no knowledge that any Governmental Body is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation. This Section 3.20 does not include any representation or warranty as to employee benefits and environmental matters, which are solely addressed in Sections 3.12 and 3.21, respectively.

3.21 Compliance with Environmental Laws

To the knowledge of the Company, as of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to any material liability, no Hazardous Materials are present on any real property owned, operated, occupied, controlled or leased by the Company or its Subsidiaries or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries. The Company and its Subsidiaries have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all applicable Environmental Laws. To the knowledge of the Company, the Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person. The Company and its Subsidiaries possess all material Environmental Permits that are required for the operation of their business as currently conducted, complete copies of which, if any, have been made available to Parent. All of such Environmental Permits are in full force and effect, and there is no actual or threatened proceeding to revoke any such Environmental Permit. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding any actual or alleged violation of Environmental Laws or Environmental Permits, including any investigatory, remedial, or corrective obligations relating to the Company, its Subsidiaries or their facilities arising under Environmental Laws. To the

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knowledge of the Company, no asbestos-containing materials, polychlorinated biphenyls, underground storage tank, or landfill, impoundment or other disposal area containing Hazardous Materials, is present at the property owned, operated, controlled or leased by the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has any knowledge of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Company Material Adverse Effect. Except with respect to the Leased Real Property and as described in Schedule 3.21, neither the Company nor any Subsidiary has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or its Subsidiaries. The Company has made available to Parent all records in the Company’s and its Subsidiaries’ possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments relating to any real property currently or previously owned, operated, controlled, or leased by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or another Person).

3.22 Anti-Corruption and Anti-Bribery

Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) have, directly or indirectly, used any Company or Subsidiary funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, or offered to make, any unlawful payment to foreign or domestic government officials or employees or made, or offered to make, any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on its behalf) have, directly or indirectly, accepted or received any improper or unlawful contribution, payment or gift. There are no pending or, to the knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ activities that would reasonably be expected to give rise to any material future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has complied with the books and records requirements of applicable Anti-Corruption and Anti-Bribery Laws.

3.23 Brokers or Finders

Except for the amounts payable to Sonenshine Partners LLC (the “Company Broker Fees”), the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Merger, any of the other Transactions, this Agreement or any of the other Transaction Documents, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or, to the knowledge of the Company, any Stockholder.

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3.24 Change of Control Payments

Except as set forth on Schedule 3.24, there are no Change of Control Payments.

3.25 Bank Accounts

Schedule 3.23 contains a complete and accurate list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.26 Internal Controls

The Company has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that require: (a) the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) that all transactions are executed only in accordance with appropriate authorizations of management and the Board of Directors; (c) that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other Applicable Laws and to maintain proper accountability for assets and that receipts and expenditures are being made only in accordance with appropriate authorization of management and the Board of Directors; (d) that access to assets is permitted only in accordance with appropriate authorizations of management and the Board of Directors; and (e) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company (including any Employee thereof) nor, to the Company’s knowledge, the Company’s auditors has identified or has any knowledge of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the Company management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

3.27 Restrictions on Business Activity

There is no agreement (non-competition or otherwise), judgment, injunction, order or decree to which the Company or its Subsidiaries is a party or otherwise binding upon the Company or its Subsidiaries which has or would reasonably be expected to have the effect of , in any material respect, prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or its Subsidiaries, the conduct of business by the Company or its Subsidiaries as presently conducted or proposed to be conducted by Company or its Subsidiaries, or otherwise limiting the freedom of the Company or its Subsidiaries to engage in any line of business, to conduct any business activities, or to compete with any person. Without limiting the generality of the foregoing,

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neither the Company nor its Subsidiaries has entered into any agreement under which the Company or its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.28 Export Controls

The Company and its Subsidiaries have, at all times, complied in all material respects with all applicable Export and Import Control Laws.

Without limiting the foregoing: (a) the Company is in compliance in all material respects with the terms of all applicable Export and Import Approvals; (b) there are no pending or, to the Company’s knowledge, overtly threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Export and Import Control Laws; and (c) to the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export or import transactions that are reasonably likely to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws.

The Company and its Subsidiaries have complied in all material respects with all Australian import and labeling requirements related to sale of products and the conduct of the Company’s and its Subsidiaries in Australia.

Schedule 3.28 sets forth the true, complete and accurate export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes applicable to the Company’s products, services, and technologies.

No product sold or service provided by the Company or any of its Subsidiaries during the last five (5) years has been sold to or performed on behalf of Cuba, Iraq, Iran, Libya, Syria or North Korea.

3.29 Full Disclosure

(a) The Company has delivered to Parent or its counsel in connection with their legal and accounting review of the Company complete copies of (a) its Certificate of Incorporation and Bylaws, (b) all material permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents, (c) all Material Contracts, (d) all agreements relating to Intellectual Property, and (e) the stock transfer books of the Company setting forth all transfers of any capital stock, in each case, as currently in effect. No information furnished by the Company to Parent or its representatives in connection with this Agreement or the other Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

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ARTICLE IV – REPRESENTATIONS AND WARRANTIES

OF THE PRINCIPAL STOCKHOLDERS

Each of the Principal Stockholders—on a several basis and as to itself only and not any other Principal Stockholder—represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1 Organization

Such Principal Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization. Such Principal Stockholder has all requisite limited partnership power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Principal Stockholder is a party, and to complete the transactions contemplated to be completed by such Principal Stockholder hereby and thereby.

4.2 Authority and Enforceability

Such Principal Stockholder has full limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All limited partnership action on the part of such Principal Stockholder and its officers, managers and partners necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Transaction Documents to which such Principal Stockholder is a party, the consummation of the Transactions and the performance of all of such Principal Stockholder’s obligations under this Agreement and the other applicable Transaction Documents to which such Principal Stockholder is a party has been taken and no further action is required on behalf of Principal Stockholder, its officers, managers or partners to authorize this Agreement and the transactions contemplated hereby. This Agreement has been, and each of the other Transaction Documents to which such Principal Stockholder is a party will have been at the Closing, duly executed and delivered by such Principal Stockholder, and this Agreement is, and each of the other Transaction Documents to which such Principal Stockholder is a party will be at the Closing, a legal, valid and binding obligation of such Principal Stockholder, enforceable against it in accordance with its terms, in each case, subject to the Enforceability Exceptions.

4.3 No Approvals; No Conflicts

The execution, delivery and performance by such Principal Stockholder of this Agreement and the other Transaction Documents to which such Principal Stockholder is a party, the consummation of the Transactions by such Principal Stockholder and the performance by such Principal Stockholder of its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party, will not (a) constitute a violation of any Applicable Law, (b) require any consent, approval or authorization of, or declaration, filing or registration

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with, any Person, (c) result in any material violation of or default under (with or without the giving of notice or lapse of time, or both), or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material Contract to which such Principal Stockholder is a party or by which such Principal Stockholder is bound or to which any material assets of such Principal Stockholder are subject, (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any asset of such Principal Stockholder, (e) conflict with or result in a breach of or constitute a default under any provision of the certificate of formation, limited partnership agreement or comparable organizational document of such Principal Stockholder, or (f) conflict with any judgment order, decree, statute, law, ordinance, rule or regulation applicable to Principal Stockholder except as would not have a material adverse effect on the ability of the parties hereto to consummate the Transactions.

4.4 Absence of Claims by the Principal Stockholders

Such Principal Stockholder has no direct claim (i.e. without regard to any claim for indemnification arising out of or in connection with any claim made against such Principal Stockholder by any constituent of the Company) against the Company or any of its Subsidiaries, whether present or future, contingent or unconditional, fixed or variable, under any contract or on any other basis whatsoever, whether in equity or at law. As of the date of this Agreement, there is no action, suit, claim or proceeding pending or, to the knowledge of such Principal Stockholder, threatened, against such Principal Stockholder with respect to which such Principal Stockholder has a contractual right or a right pursuant to Applicable Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time; to the knowledge of such Principal Stockholder, there exist no facts or circumstances that are reasonably likely to give rise to such an action, suit, claim or proceeding.

4.5 Ownership of Company Securities

Such Principal Stockholder is the sole record and beneficial owner of the Company Securities designated as being owned by such Principal Stockholder opposite such Principal Stockholder’s name on Schedule 3.3(d). Except as set forth on Schedule 4.5, such Company Securities owned by such Principal Stockholder are not subject to any Encumbrance or to any rights of first refusal, co-sale rights or, tag-along rights, drag-along rights or any similar rights, and such Principal Stockholder has not granted any rights to purchase such Company Securities (or any securities issuable upon the conversion or exercise thereof) to any other Person. Except as set forth on Schedule 4.5, such Principal Stockholder has the sole right to transfer such Company Securities to Parent. Such Company Securities constitute all of the Company Securities owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company capital stock or Company Securities other than any preemptive rights, co-sale rights and rights of first refusal that will terminate at the Closing. Upon the Effective Time, in exchange for the Final Closing Merger Consideration paid pursuant to Article II hereof, Parent will receive good title to such Company Securities, subject to no Encumbrances retained, granted or permitted by such Principal Stockholder or the Company.

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4.6 No Litigation

There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of such Principal Stockholder, threatened, against such Principal Stockholder, arising out of or relating to (a) such Principal Stockholder’s beneficial ownership of Company Securities or rights to acquire Company Securities, (b) such Principal Stockholder’s capacity as a Stockholder, (c) the transactions contemplated by this Agreement, (d) any other agreement between such Principal Stockholder (or any of its Affiliates) and the Company (or, to such Principal Stockholder’s knowledge, any of its Affiliates), nor to the knowledge of such Principal Stockholder, is there any reasonable basis therefor. To the knowledge of the Principal Stockholder, there is no investigation or other proceeding pending or threatened, against such Principal Stockholder arising out of or relating to the matters noted in clauses (a) through (d) of the preceding sentence by or before any Governmental Body, nor to the knowledge of such Principal Stockholder, is there any reasonable basis therefor.

ARTICLE V – REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company and each of the Principal Stockholders as follows:

5.1 Organization

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party, and to complete the transactions contemplated hereby and thereby. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other Transactions, and has not operated any business since its inception. Except for liabilities or obligations incurred by Merger Sub in connection with its organization, this Agreement and the other Transaction Documents, Merger Sub has not incurred, directly or indirectly, through any subsidiary or Affiliate, any liabilities or obligations or engaged in any business activities of any kind or entered into any Contract with any Person. All of the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by Parent.

5.2 Authorization and Enforceability

Parent and Merger Sub have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Transaction Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of Parent and Merger Sub and their respective officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Transaction Documents to which either Parent or Merger Sub is a party, the consummation of the

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Merger and the performance of all their respective obligations under this Agreement and the other applicable Transaction Documents to which Parent or Merger Sub is a party has been taken. This Agreement has been, and each of the other Transaction Documents to which Parent is a party will have been at the Closing, duly executed and delivered by Parent, and this Agreement is, and each of the other Transaction Documents to which Parent is a party will be at the Closing, a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, in each case, subject to the Enforceability Exceptions. This Agreement has been, and each of the other Transaction Documents to which Merger Sub is a party will have been at the Closing, duly executed and delivered by Merger Sub, and this Agreement is, and each of the other Transaction Documents to which Merger Sub is a party will be at the Closing, a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3 No Approvals or Notices Required; No Conflicts with Instruments

The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which Parent and/or Merger Sub is a party, the consummation of the Transactions and the performance by Parent and Merger Sub of its respective obligations pursuant to this Agreement and the other Transaction Documents to which it is a party, will not conflict with the following in such a manner as to materially adversely affect the ability of Parent or Merger Sub to consummate the Merger (a) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, as amended, (b) any Contract described in Item 601(b)(10) of Regulation S-K promulgated by the U.S. Securities and Exchange Commissions (“SEC”) to which the Parent or any of its Subsidiaries is a party or (b) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible).

5.4 Brokers or Finders

Except for amounts payable to Allen & Co., neither Parent nor Merger Sub has incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of Parent or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Merger, any of the other Transactions, this Agreement or any of the other Transaction Documents; nor will the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Parent.

5.5 Financing

Parent currently has or will have as of the Closing, and will make available to Merger Sub all funds necessary to satisfy Parent’s and Merger Sub’s obligations under this Agreement and in connection with the Transactions in the form of consideration provided by this Agreement.

5.6 Parent Stock

The Parent Stock contemplated to be issued to the Stockholders in accordance with Article II , when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of

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restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and Encumbrances created by or with respect to or imposed by such Stockholder. Assuming the issuance of the California Permit, the existence of another exemption as contemplated by Section 2.17, and the accuracy of the representations and warranties of such Stockholders in the Letter of Transmittal to be delivered by such Stockholders, the Parent Stock will be issued in compliance with all applicable federal and state securities laws.

5.7 SEC Reports

(a) Since January 1, 2008, Parent has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by Parent at or prior to the time so required (“Parent SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Parent SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.8 Absence of Certain Changes

Since September 30, 2009 through the date hereof, there has not been any event, development, change, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.9 Absence of Undisclosed Liabilities.

Parent has no material obligations or liability of any nature (matured or unmatured, fixed, contingent or otherwise) other than (a) those set forth or adequately provided for in the balance sheet included in Parent’s Quarterly Report on Form 10-Q filed with the SEC for the period ended at the most recent quarter end prior to the date of this Agreement (the “Parent Balance Sheet”), (b) those of a nature that would not be required to be set forth in a balance sheet under GAAP and (c) those incurred in the ordinary course of business since the date of the Parent Balance Sheet and consistent with past practice.

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5.10 Stockholder Approval

Approval of the stockholders of Parent is not required for this Agreement, the other Transaction Documents or the Mergers.

5.11 Tax Matters

As of the date hereof, neither Parent nor, to Parent’s knowledge, any of its Affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstances that would prevent the Mergers from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

ARTICLE VI – CONDITIONS TO THE MERGER

6.1 Conditions Precedent to the Obligations of Each Party to Effect the Merger

The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Order; Injunctions; Restraints; Illegality. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Other Governmental Approval. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Body in connection with the execution and delivery of this Agreement and the Transactions shall have been obtained.

(d) Federal Securities Law Compliance. Either (i) the Commissioner of Corporations for the State of California shall have approved the terms and conditions of the transactions contemplated by this Agreement, and the fairness of such terms and conditions following a hearing for such purpose, and shall have issued a California Permit, or (ii) Parent shall have issued Parent Common Stock pursuant to an exemption from registration under the 1933 Act and entered into a registration rights agreement as described in Section 2.17 all in accordance with Section 2.17.

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6.2 Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing and to effect the Merger shall be subject to the satisfaction of the following conditions, any of which may be expressly waived only in a writing that is signed by Parent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in Article III and of the Principal Stockholders in Article IV , disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date).

(b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by it at or prior to the Closing. The Principal Stockholders shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

(c) Secretary’s Certificate. Parent shall have received a certificate of the Secretary of the Company, in form and substance reasonably satisfactory to Parent, as to (i) the terms and effectiveness of the Company Charter immediately prior to the Effective Time, (ii) the authenticity, effectiveness and valid adoption of resolutions of the Board of Directors of the Company unanimously authorizing the Merger, approving and adopting this Agreement and approving the Transactions and (iii) the authenticity, effectiveness and valid adoption of resolutions of the Stockholders of the Company authorizing the Merger, approving and adopting this Agreement and approving the Transactions.

(d) Compliance Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and the senior financial officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) The representations and warranties of the Company contained in Article III were true and correct as of the date of this Agreement (or, if made as of a specific date, at and as of such date) and are true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date);

(ii) The Company has performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by it at or prior to the Closing;

(iii) The conditions to the obligations of Parent and Merger Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and

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(iv) Any and all preemptive rights, rights of first refusal or notice or similar rights triggered as a result of the Transactions or otherwise applicable to the Transactions of the Merger have been waived.

(e) Certificate of the Principal Stockholders. Parent shall have received from each Principal Stockholder a certificate, validly executed by such Principal Stockholder, to the effect that, as of the Closing:

(i) The representations and warranties of such Principal Stockholder contained in Article IV were true and correct as of the date of this Agreement (or, if made as of a specific date, at and as of such date) and are true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality) as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date); and

(ii) Such Principal Stockholder has performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by it at or prior to the Closing.

(f) Company Deliverables. Parent shall have received the following documents from the Company: (i) the Company’s Closing Balance Sheet; (ii) the Preliminary NWC Calculation; (iii) calculation of the Preliminary Closing Merger Consideration; (iv) the Transaction Cost Statement; (v) the Net Company Debt Statement; (vi) Final Allocation Schedule; and (vii) a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445 2(c)(3) (the “FIRPTA Compliance Certificate”).

(g) Legal Proceedings. There shall be no Action, order or injunction pending or overtly threatened, whether against Parent, the Company, their respective properties or any of their respective officers, directors or Subsidiaries by any Person or any Governmental Body arising out of, or in any way connected with the Merger or the Transactions.

(h) Opinion of Counsel to the Company. Parent shall have received an opinion of Perkins Coie LLP, counsel to the Company, in the form of Exhibit J.

(i) Preemptive Rights. Any and all preemptive rights, rights of first refusal or notice or similar rights triggered as a result of the Transactions or otherwise applicable to the Transactions or the Merger shall have been waived.

(j) Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred a Company Material Adverse Effect.

(k) Certificates of Good Standing. Parent shall have received, (i) with respect to the Company, (A) a certificate of good standing from the Secretary of State of the State of Delaware and the California Franchise Tax Board, and (B) a certificate of good standing from the applicable Governmental Body in each jurisdiction where it is required to be qualified to do business, and (ii) with respect to each of the Company’s Subsidiaries, (X) a certificate of good

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standing (or equivalent document) from the Secretary of State (or equivalent Governmental Body) of the jurisdiction of incorporation or organization of such Subsidiary, and (Y) a certificate of good standing from the applicable Governmental Body in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(l) Third Party Contracts The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.13 hereto that are marked with an asterisk (*) thereon.

(m) Key Employee Agreements; Employee Performance Incentive Agreement; Scheduled Employees.

(i) Each of the employees identified on Schedule 6.2(m)(i) (collectively, the “Key Employees”) (A) shall have entered into “at will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of a Key Employee Offer Letter which shall be in full force and effect, (B) shall have agreed to be employees of Parent after the Closing, (C) shall, unless incapacitated or disabled, be employees of the Company immediately prior to the Effective Time, (D) shall have executed and delivered (1) in the case of the Key Employee whose name is marked with an asterisk (*) on Schedule 6.2(m)(i), the Confidentiality Agreement in substantially the form attached hereto as Exhibit B-1-A and the Non-Competition Agreement in substantially the form attached hereto as Exhibit B-1-B and (2) in the case of the other Key Employees, Key Employee Confidentiality Agreements in substantially the form attached hereto as Exhibit B-2 and (E) to the knowledge of the Company, shall not have taken any action or expressed any intent to terminate or modify such acceptance or to leave the employ of Parent or the Company following the Effective Time.

(ii) Each of the Key Employees shall have executed and delivered to Parent a Employee Performance Incentive Agreement substantially in the form of Exhibit K.

(iii) Thirty-nine (39) of the fifty-two (52) employees who were employed by the Company and its Subsidiaries on the date hereof and who are identified on Schedule 6.2(m)(iii) (the “Scheduled Employees”) shall be Employees of the Company and its Subsidiaries immediately prior to the Effective Time, and shall not have provided notice to the Company of the intent to terminate such employment.

(n) Termination of Stockholder Agreements. Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Securities shall have terminated.

(o) Resignation of Officers and Directors. Parent shall have received a duly executed Director and Officer Resignation Letter from each of the officers and directors of the Company effective as of the Effective Time.

(p) Appraisal Rights. On the Closing Date, at least ninety-five percent (95%) of the total number of shares of Company capital stock outstanding immediately prior to the Effective Time shall have approved the Merger, approved and adopted this Agreement and approved the Transactions, and the holders of no more than five percent (5%) of Company capital stock outstanding immediately prior to the Effective Time shall have available to them appraisal rights pursuant to Section 262 of the DGCL.

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(q) 280G Waiver; 280G Approval. The Company shall have obtained the 280G Waiver in the form set out at Exhibit D hereto from each Person who might receive “parachute payments” as contemplated by Section 7.4, shall have delivered a copy of the same to Parent, and each such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments and/or benefits that the Company determines, subject to the approval of Parent, not to be unreasonably withheld, pursuant to Section 7.4 may constitute “parachute payments” under Section 280G of the Code with respect to any employees, the Stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(r) Pay-Off Letter. Parent shall have received a duly and validly executed pay-off letter from BlueCrest Capital Finance, L.P. setting forth the amount and means for full discharge of the Company Debt at the Effective Time as contemplated by Section 6.3(e), along with such other agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Encumbrances on the Company’s assets other than Permitted Encumbrances, contingent upon the Parent’s discharge of the Company Debt.

(s) Principal Stockholder Non-Solicitation Agreement. Parent shall have received a duly executed Principal Stockholder Non-Solicitation Agreement from each of the Principal Stockholders.

(t) Escrow Agreement. The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.3 Conditions Precedent To Obligations Of The Company

The obligations of the Company and the Principal Stockholders to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing and to effect the Merger shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Representative:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article V , disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date).

(b) Performance of Agreements. Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

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(c) Certificate of the Parent. The Company shall have received from Parent a certificate, validly executed by an officer of Parent, to the effect that, as of the Closing:

(i) The representations and warranties of Parent and Merger Sub contained in Article V were true and correct as of the date of this Agreement (or, if made as of a specific date, at and as of such date) and are true and correct in all material respects (disregarding all qualifications and exceptions contained therein relating to materiality) as of the Closing Date as if made on and as of the Closing Date (or, if made as of a specific date, at and as of such date); and

(ii) Parent and Merger Sub have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any other Transaction Document to be performed and complied with by them at or prior to the Closing.

(d) Escrow Agreement. Parent and Merger Sub and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e) Pay-Off of Company Debt and Company Transaction Expenses. Parent shall have discharged (i) the Company Debt and the Company Transaction Expenses as reflected on the Net Company Debt Statement and the Transaction Cost Statement, respectively and (ii) an additional Two Hundred Thousand Dollars ($200,000) of payable Company legal expenses.

(f) Parent Material Adverse Effect. During the period from the date hereof through the Closing Date, there shall not have occurred a Parent Material Adverse Effect.

ARTICLE VII – PRE-CLOSING COVENANTS

Between the date of this Agreement and the Effective Time, the parties covenant and agree as set forth in this Article VII .

7.1 Conduct of Business by the Company Pending the Merger

Unless Parent shall otherwise agree in writing or as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with Applicable Law; and the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to pay the debts and Taxes of the Company when due (other than amounts disputed or disagreed in good faith) subject to the terms hereof, pay or perform other obligations of the Company when due (other than as disputed or disagreed in good faith), to preserve the current relationships of the Company and its Subsidiaries with the officers and employees of the Company and its Subsidiaries and the relationship of the Company and its Subsidiaries with and the goodwill of, customers, suppliers, distributors, licensors, licensees and other Persons with which the Company or any of its

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Subsidiaries has significant business relations, all with the goal of preserving unimpaired the goodwill and ongoing business of the Company and its Subsidiaries at the Effective Time. Except as provided on Schedule 7.1, the Company shall not, and shall not permit its Subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, except as otherwise expressly contemplated by this Agreement:

(a) amend or otherwise change or permit any amendment or change to the Company Charter or Company Bylaws or the comparable documents of any of the Company’s Subsidiaries;

(b) other than issuances of Optionee Notes and the administration of Company Options pursuant to any Plan Amendments, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of the Company or any of its Subsidiaries (except upon conversion or exercise of currently outstanding capital stock, options or warrants), (ii) any options, warrants, convertible securities or other rights of any kind or character obligating the Company or any of its Subsidiaries to issue or purchase any shares of such capital stock, or any other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries, or (iii) except in the ordinary course of business and in a manner consistent with past practice, any material amount of assets of the Company or any of its Subsidiaries;

(c) other than issuances of Optionee Notes and the administration of Company Options pursuant to any Plan Amendments waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, other than pursuant to the terms of such rights as in effect on the date hereof and in a manner that does not increase Parent’s obligations hereunder or as required or contemplated by this Agreement;

(d) terminate any Key Employee other than for cause, or encourage or otherwise cause any Key Employee or Scheduled Employee to resign (other than for cause) from the Company or its Subsidiaries;

(e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to or in lieu of or in substitution or exchange for any of its capital stock;

(f) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(g)(i) acquire (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any securities or other interest in any of the of foregoing or any material amount of assets; or (ii) incur any indebtedness for borrowed money, amend the terms of any outstanding indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than issuances of Optionee Notes,, except in the ordinary course of business and consistent with past practice;

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(h) enter into any collective bargaining agreement or enter into, amend or terminate any employment agreement other than for cause, or make any amendment to any material employment agreement, or increase the salary, bonus, wage rate, fringe benefits or other compensation payable or to become payable to its employees other than periodic adjustments in the ordinary course and consistent with past practice, or grant any severance or termination pay to, or enter into or make any declaration, promise, commitment or obligation to enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries or, other than issuances of Optionee Notes and any Plan Amendments, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(i) except for Bonuses as approved by the Board of Directors of the Company, pay or promise to pay any special bonus or special remuneration (whether payable in cash, equity or otherwise) to any employee, except pursuant to the Employee Performance Incentive Agreements;

(j) make any material change in its accounting methods, policies and practices (including any changes in amortization or depreciation policies or rates) or procedures except as required by GAAP or Applicable Law;

(k) make, change or revoke any material Tax election; adopt or change any Tax accounting method; settle or compromise any material Tax liability; incur any material liability for Taxes other than in the ordinary course of business; consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment; file an amended Tax Return or any material claim for refund of Taxes;

(l) voluntarily terminate or materially modify or amend any Material Contract, except in the ordinary course of business; or

(m) make any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

(n) make any expenditure or undertake any transaction or commitment in excess of $250,000;

(o) settle or initiate any litigation or threatened litigation by or against the Company or any of its Subsidiaries, other than a settlement of any such matter resulting in a payment of less than $25,000 individually or $50,000 in the aggregate;

(p) other than issuances of Optionee Notes, make any loans or advances to any Person except advances for business expenses to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

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(q) forgive, cancel, or waive any rights of material value or any debts or other material obligations owed to it or any loans to any Person, other than refunds, credits, concessions and discounts in the ordinary course of business consistent with past practice and of less than $25,000 individually and $50,000 in aggregate;

(r) pay or discharge any indebtedness for borrowed money other than the Company Debt;

(s) amend or modify the rights of any of its directors, officers or employees to indemnification from the Company or and of its Subsidiaries;

(t) fail to renew (at levels consistent with presently existing levels), terminate or amend any material policy of insurance without replacing the same with a new policy with substantially the same terms and level of coverage as the expired, terminated or amended policy, as applicable;

(u) except as set forth on Schedule 7.1(u), revalue any of its assets (including intangible assets and inventory) except as required by GAAP;

(v) purchase, lease or sell or grant any security interest in any interest in real property, enter into sublease, license or other occupancy agreement with respect to real property or alter or amend, modify or terminate any term of any agreement with respect to the Leased Real Property of the Company or any of its Subsidiaries;

(w) sell or transfer or alter any of the Company’s equity interest in any of its Subsidiaries or any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(x) enter into or amend any Contract with any Material Supplier or enter into any Contract pursuant to which any other party is granted marketing, distribution, resale, sales representation, development, delivery, manufacturing or similar rights of any type or scope, or enter into any strategic alliance, affiliate agreement or joint marketing arrangement, in each case other than in the ordinary course of business consistent with past practice;

(y) make any representation or issue any communications to employees that are materially inconsistent with any term of this Agreement or the Transactions, or any representations or communications regarding offers of employment from Parent;

(z) other than entering into non-exclusive licenses in the ordinary course of business consistent with past practice and, in the case of licenses-out of Company Intellectual Property Rights, pursuant to standard form agreements described on Schedule 3.14 of the Company Disclosure Schedule, (i) sell, assign, transfer or encumber or grant any license to any Company Intellectual Property; (ii) purchase or license any material Intellectual Property Rights or enter into any agreement or modify of amend any existing agreement with respect to Intellectual Property Rights of any Person, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of Technology or any intellectual property with any third party;

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(aa) take, commit, or agree in writing or otherwise to do any of the foregoing.

7.2 Procedure for Requesting Parent Consent

If the Company shall desire to take an action which would be prohibited pursuant to Section 7.1 hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent has been received in writing (including email or facsimile) from either of the following individuals:

Tracy Wright

Chief Financial Officer

Tel: (425) 372-3200

E-mail: twright@drugstore.com

Rob Potter

Chief Accounting Officer

Tel: (425) 372-3200

E-mail: rpotter@drugstore.com

7.3 Access to Information

From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of Parent access at all reasonable times and on reasonable prior notice to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries as Parent, through its officers, employees or agents, may reasonably request. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation), as shall be prepared for the board of directors of the Company consistent with those prepared in the ordinary course of business in past periods promptly upon request; provided, however, that no information discovered through the access afforded by this Section 7.3 shall (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant, or (z) constitute an acknowledgement or admission of a breach of this Agreement.

7.4 Parachute Payments Under Section 280G of the Code

If any payment and/or benefits to any Person may separately or in the aggregate constitute “parachute payments” under Section 280G of the Code, as soon as practicable after the date hereof and before the distribution of the Information Statement described in Section 7.11, the Company shall deliver a 280G Waiver executed by such Person with respect to such payments and/or benefits. Notwithstanding the foregoing, the Company shall, concurrent with the distribution of the Information Statement described in Section 7.11, submit to the Stockholders for approval, by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that would separately or in the aggregate constitute “parachute payments” under Section 280G of the Code, such that such

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payments and/or benefits shall not be deemed “parachute payments” under Section 280G of the Code. Prior to the Effective Time, the Company shall deliver to Parent evidence that (a) a Stockholder vote or consent was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payment and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (b) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers executed by the Persons affected by Section 280G of the Code. All determinations necessary under this Section 7.4, including any determination as to whether a payment and/or benefit constitutes reasonable compensation for services rendered, shall be made by the Company in its reasonable discretion with the approval of Parent, which will not be unreasonably withheld.

7.5 Further Action; Commercially Reasonable Efforts

Upon the terms and subject to the conditions hereof, each of Parent, Merger Sub and Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and parties to Contracts with the Company, to make all filings and registrations and to take commercially reasonable efforts to remove any injunctions or other impediments or delays, legal or otherwise as are necessary to fulfill the conditions to the Merger; provided, however, that nothing herein shall require the Company, Parent or Merger Sub to litigate with any Governmental Body.

7.6 Publicity

Without the prior written consent of the other party, none of Parent, Merger Sub or the Company shall, and each party shall direct its officers, directors, employees, accountants, attorneys and other agents and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, the existence of this Agreement, the Merger or a transaction between the parties or any of the terms, conditions or other aspects of this Agreement, including, if applicable, the termination of this Agreement and the reasons therefor; provided, however, the parties shall be permitted to make such disclosures as necessary to maintain compliance with, and to prevent violation of, any applicable foreign, federal or state securities laws, the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the NASDAQ Global Market and other Applicable Laws and as necessary to secure approvals and other consents contemplated by this Agreement.

7.7 Communications with Employees

Parent and the Company shall coordinate and agree upon the content of any written communications (including electronic communications) to any Company employees regarding this Agreement and the Transactions prior to the delivery of any such communication.

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7.8 Dissenting Shares

Prior to the Closing Date, the Company shall furnish Parent with the name and address of each Stockholder who, prior to the Closing, has requested appraisal rights pursuant to Section 262 of the DGCL and the number of Dissenting Shares owned by such Stockholder.

7.9 Confidentiality

The parties shall continue to comply with and to perform their respective obligations under the Mutual Confidentiality Agreement, dated April 20, 2009, by and between Parent and the Company (the “Confidentiality Agreement”) and mutually agree that the information obtained in any investigation pursuant to Section 7.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Confidentiality Agreement.

7.10 Stockholder Written Consents

The Company, acting through its board of directors, and subject to and according to Applicable Law, the Company Charter and the Company Bylaws, shall use commercially reasonable efforts to obtain the Stockholder Written Consents from the Specified Stockholders within twenty four (24) hours of the execution of this Agreement.

7.11 Fairness Hearing

(a) As soon as reasonably practicable following the execution of this Agreement, and, in any event no later than January 8, 2010 (or such later date as mutually agreed between Parent and the Representative in good faith), Parent shall prepare, with the reasonable cooperation of the Company, the necessary documents, including a permit application and notice to Company Stockholders, to apply to obtain a permit (a “California Permit”) from the Commissioner of Corporations of the State of California (the “California Commissioner”) (after a hearing before such Commissioner) pursuant to Sections 25121 and 25142 of the California Corporate Securities Law of 1968 (the “Fairness Hearing Law”), so that the issuance of Parent Common Stock in the Merger shall be exempt from registration under the 1933 Act, by virtue of the exemption provided by Section 3(a)(10) thereof, and the Company shall prepare, with the reasonable cooperation of Parent, a related information statement or other disclosure document (the “Information Statement”).

(b) The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the holders of Company Capital Stock in the Merger and an information statement for solicitation of stockholder consent with respect to the adoption of this Agreement and the approval of the Merger. The Information Statement shall be accompanied by the notice required by Section 262(d)(2) of the DGCL and shall include the unanimous recommendation of the board of directors of the Company (a) for the adoption of this Agreement and the approval and adoption of the Transactions by the Stockholders and (b) against the exercise of Appraisal Rights in connection with the Merger. Following the distribution of the Information Statement and the issuance of the California Permit, the board of directors of the Company shall further take all reasonable and lawful action to solicit and obtain such approval and take all other action

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necessary or advisable to secure the vote or consent of the Stockholders required by Applicable Law and the Company Charter. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(c) The Company shall cooperate with, and provide the information requested by, Parent in connection with Parent’s application for the California Permit. Whenever any event occurs that is required to be set forth in an amendment or supplement to the permit application or Information Statement, the Company and Parent shall cooperate in delivering any such amendment or supplement to all Company Stockholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Parent, with the reasonable cooperation of the Company, will respond to any comments from the California Department of Corporations and Parent and the Company shall work together in good faith and use their commercially reasonable efforts to have the California Permit granted as soon as practicable after such filing. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate under the Fairness Hearing Law for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Each of the Company and Parent shall use its commercially reasonable efforts to cause the above-referenced documents, including the permit application, the hearing notice and the Information Statement to comply with all requirements of applicable federal and state securities Laws. In the event that, after working in good faith and with commercially reasonable efforts to obtain the California Permit, Parent determines that it is not able to receive the California Permit under terms that permit the timely close of the transactions contemplated hereunder, Parent shall issue to the Company a notice (the “Election Notice”) that it is abandoning the process and will instead elect one of the alternatives contemplated by Section 2.17(b), subject to the conditions set forth in Section 2.17(b).

7.12 Company Transaction Expenses; Net Company Debt

No later than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a statement itemizing (a) all Company Transaction Expenses accrued and/or invoiced as of such date, in reasonable detail and certified by a duly authorized officer of the Company (the “Transaction Cost Statement”) and (b) a statement setting forth the Net Company Debt as of such date (the “Net Company Debt Statement”). At the Closing, the Company shall deliver to Parent (x) a revised Transaction Cost Statement and (y) a revised Net Company Debt Statement, in each case, updated through immediately prior to the Effective Time. At the Closing, Parent shall discharge in full (i) all Company Transaction Expenses, plus an additional two hundred thousand dollars ($200,000) of Company legal expenses and (ii) all Company Debt, as set forth on the Transaction Cost Statement and Net Company Debt Statement, respectively, in each case, that have not been fully discharged by the Company prior to the Effective Time. Any Company Transaction Expenses (other than $200,000 of Company legal expenses contemplated to be discharged by Parent) or Company Debt not reflected on the Transaction Cost Statement or Net Company Debt Statement, respectively (collectively the “Excess Expenses, Costs and Debt”), shall be Losses indemnifiable pursuant to Article X.

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7.13 Contract Consents; Amendments & Terminations.

Except as otherwise consented to or requested in writing by Parent, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are listed on Schedule 7.13. Such consents and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to consent request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall be responsible for making all such payments (the “Change of Control Contract Fees”) and shall indemnify, defend, protect and hold harmless Parent from all Losses arising from the same and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Transaction Cost Statement. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain any consents, modifications, waivers and approvals.

7.14 No Negotiation

(a) Until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Article IX, the Company and each of the Principal Stockholders agrees severally that it will not, and will not permit any of its Subsidiaries (as applicable), Affiliates, directors, officers or other employees, securityholders, partners, members, agents, or representatives, as applicable, to, directly or indirectly:

(i) solicit, encourage seek, entertain, support, assist, initiate or participate in the initiation or submission of any inquiry, proposal, discussion, or offer from any Person (other than Parent or an Affiliate thereof or their designees) relating to an Acquisition Transaction;

(ii) disclose or furnish to any Person any non-public information or information not customarily disclosed to any Person under similar circumstances not involving a proposed Acquisition Transaction concerning the business, assets, technologies, books or records of the Company or afford any Person access to its properties, technologies, books or records not customarily afforded such access under similar circumstances not involving a proposed Acquisition Transaction (other than Parent or any Affiliate thereof);

(iii) participate in any discussions or negotiations or enter into any agreement with any Person relating to or in connection with a proposal or offer made by such Person relating to an Acquisition Transaction; or

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(iv) assist or cooperate with any Person (other than Parent or any Affiliate thereof) to make any proposal or offer, accept any proposal or offer from any Person (other than Parent or any Affiliate thereof) relating to an Acquisition Transaction.

(b) The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of this Section 7.14.

(c) In the event that the Company, any Principal Stockholder, or any of their respective Affiliates, directors, officers or other employees, securityholders, partners, members, agents, or representatives, as applicable, shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in Section 7.14(a) hereof, or any request for disclosure or access as referenced in 7.14(a)(ii) hereof, the Company shall (to the extent it has knowledge of the same) (i) immediately suspend any discussions with such offeror or party with regard to such offers, proposals, or requests, and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction, (2) the identity of the proposed party or parties to such proposed transaction, and (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction.

(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.14 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 7.14 and to enforce specifically the terms and provisions hereof in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Affiliate, director, officer or other employees, securityholder, agent or representative of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VIII – TERMINATION

8.1 Termination

Except as provided in 8.2, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company, by written notice to the other party, if the Merger shall not have become effective on or prior to March 31, 2010 (the “End Date”) (which End Date may be extended to April 30, 2010 by Parent, in its discretion, if the Merger would have been consummated by the original End Date if not for a failure of the Company to satisfy the conditions in Sections 6.2(a) or 6.2(b), provided, however, that the right to terminate this

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Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of this Agreement (whether through the action of such party or such party’s failure to act) has been a principal cause of, or has resulted in, the failure of the Merger to occur on or before such date;

(c) by Parent or the Company if any Governmental Body shall have issued a final and non-appealable order, judgment, injunction or decree or shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation or executive order in any case restraining, enjoining or otherwise making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger and the Transactions;

(d)(i) by Parent, if there shall have occurred a Company Material Adverse Effect or (ii) by the Company, if there shall have occurred a Parent Material Adverse Effect;

(e) by the Company, in the event of a material breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained herein that would cause the conditions in Sections 6.3(a) or 6.3(b) to not be satisfied and that has not been cured within fifteen (15) days following written notice from the Company to Parent, or which by its nature cannot be cured within such time period; provided, however, that the Company is not then in material breach of this Agreement;

(f) by Parent, in the event of a material breach by the Company or any Principal Stockholder of any of their respective representations, warranties, covenants or agreements contained herein that would cause the conditions in Sections 6.2(a) or 6.2(b) to not be satisfied and that has not been cured within fifteen (15) days following written notice from Parent to the Company, or which by its nature cannot be cured within such time period; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement; or

(g) by Parent if the Company shall not have delivered to Parent the Stockholder Written Consents of the Specified Stockholders and comprising the Requisite Stockholder Approval within twenty four (24) hours of the execution and delivery of this Agreement by the parties hereto.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 11.1 hereof, and shall set forth in reasonable detail the reason for the termination.

8.2 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 8.1, there shall be no further obligation on the part of any party hereto and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Principal Stockholders, or any of their respective directors, officers or other employees, or stockholders, if applicable, except that nothing herein shall relieve any party from liability for any intentional breach of this Agreement or fraud prior to its termination and provided further, however, that, the provisions of Sections 7.9 hereof (Confidentiality), 7.6 hereof (Publicity), and Article XI hereof (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this.

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ARTICLE IX – POST-CLOSING COVENANTS

9.1 Director and Officer Insurance and Indemnification

(a) For a period of six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Applicable Law, and Parent shall cause the Surviving Corporation to fulfill the obligations of the Company to the D&O Indemnified Parties pursuant to the terms of the Company Charter and the Company Bylaws and any indemnification agreements between the Company and the D&O Indemnified Parties as in effect as of the date of this Agreement.

(b) Parent shall maintain or cause the Surviving Corporation to maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the D&O Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided, however, that (i) Parent or the Surviving Corporation will not be required in order to maintain such policies to pay an annual premium with respect solely to the policies of the Surviving Corporation in excess of 300% of the greater of (A) the last annual premium paid by the Company prior to the date of this Agreement and (B) the annual premium for the year in which the Closing occurs (the amount which is 300% of the greater of the amounts set forth in clauses (A) and (B) being referred to as the “Premium Cap”); and (ii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Premium Cap, then the Company shall maintain policies that, in the Company’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c) For the purposes of this Section 9.1, the amount of any indemnification to which any D&O Indemnified Party is entitled shall be reduced by the amount of any payment actually received by such D&O Indemnified Party from any insurance policy, net of any deductibles or other amounts payable with respect thereto by such D&O Indemnified Party.

(d) In no event shall any D&O Indemnified Party be entitled to seek indemnification from Parent, the Company or the Surviving Corporation pursuant to this Section 9.1, the terms of the Company Charter or the Company Bylaws as in effect on the date of this Agreement, pursuant to Applicable Laws, or as provided in any indemnification agreements in place with between the Company and the D&O Indemnified Parties as of the date of this Agreement with respect to any amount such D&O Indemnified Party is obligated to pay pursuant to Article X hereof or with respect to any amount that is paid out of the Escrow Amount, to any Indemnified Party, on behalf of such D&O Indemnified Party pursuant to Article X hereof.

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(e) This Section 9.1 is intended to benefit the Insured Parties and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 9.1 and the certificate of incorporation and bylaws of the Surviving Corporation.

(f) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 9.1.

9.2 Certain Tax Matters

(a) The parties intend that for U.S. federal income Tax purposes the Mergers shall qualify as a reorganization under Section 368(a)(1)(A) of the Code. To the extent permitted by Applicable Law, or unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by an applicable state or local income tax law, (i) the parties agree to report the Mergers in their respective federal income tax Returns for the taxable period including the Closing Date that the Mergers qualified as a reorganization under Section 368(a)(1)(A) of the Code, and (ii) neither Parent nor the Company shall take any Tax reporting position inconsistent with the characterization of the Mergers as a reorganization under Section 368(a)(1)(A) of the Code. None of the parties shall take (or fail to take) any action that reasonably would be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(b) Parent shall prepare or cause to be prepared, consistent with past practice and Applicable Law, and timely file or cause to be timely filed, all Returns for the Company and/or any Subsidiary for any Pre-Closing Tax Periods or Straddle Periods, to the extent any such Returns are filed after the Closing Date. Parent shall provide each such Return to the Representative for review and comment at least thirty (30) days prior to the due date for filing such Return and shall consider in good faith any reasonable comments made to any such Return proposed by the Representative.

(c) Parent, as and to the extent reasonably requested by the Representative, and the Representative, as and to the extent reasonably requested by Parent, shall, and shall cause the Company to, (i) cooperate fully with each other in connection with, and make available to each other in a timely fashion, such data and other information as may reasonably be required for the preparation and filing of such Returns and any audit, litigation or other proceeding with respect to Taxes, and (ii) preserve such data and other information until the expiration of any applicable limitation period with respect to Taxes to which such data or information relates.

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(d) Tax Contests.

(i) If notice of any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes or any Return of the Company or any Company Subsidiary (a “Tax Contest”) shall be received by any party for which another party would or could be liable, the notified party shall promptly notify such other party in writing of such Tax Contest.

(ii) Notwithstanding anything to the contrary in this Agreement, Parent will have the sole right to conduct any Tax Contest of the Company or its Subsidiaries; provided, however, that to the extent that there is a claim relating to Taxes that is subject to indemnification pursuant to Article X, Parent will (i) give notice to the Representative of such claims that are likely to result in Losses, (ii) provide to the Representative information reasonably requested by the Representative and permit the Representative to evaluate and comment on the claim(s), (iii) reasonably and in good faith consider any comments received from the Representative and, (iv) with respect to any such claim relating to Pre-Closing Taxes, not settle or otherwise resolve such Tax Contest in a manner that would have a material impact on the indemnification obligations under Article X without the Representative’s consent, which shall not be unreasonably withheld, conditioned or delayed.

9.3 Second Merger

Within thirty (30) days following the Closing Date, and in any event within the time required to qualify the Mergers as a reorganization under Section 368(a)(1)(A) of the Code, Parent shall have caused the Second Merger to occur.

9.4 Certain Employee Matters

(a) Employee Benefits. As of the Closing, each employee of the Company or a Subsidiary of the Company who is employed by Parent or a subsidiary or an Affiliate of Parent (including, without limitation, the Surviving Corporation) after the Closing (each a “Continuing Employee”), shall be eligible to either: (i) participate in Parent benefit plans on the same basis as similarly situated active employees of Parent, (ii) participate in Company Employee Benefit Plans that are continued by Parent, or (iii) a combination of (i) and (ii) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Parent or the surviving corporation, except, in each case, where doing so would cause a duplication of benefits (it being understood that (A) equity incentives and change of control pay or benefits may vary and (B) any individual arrangement with a Continuing Employee will supersede the foregoing requirements).

(b) Service Credit. Parent and its subsidiaries and Affiliates (including, without limitation, the Surviving Corporation) shall recognize (and shall use commercially reasonable efforts to cause each benefit plan, program, practice, policy and arrangement maintained by Parent or any of its subsidiaries or Affiliates after the Closing and in which any Continuing Employee (or the spouse or any dependent of any Continuing Employee) participates or becomes eligible to participate (each, a “Parent Benefit Plan”)) to recognize, for purposes of determining eligibility, vesting, accrual of and entitlement to benefits (but not for purposes of

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equity awards or accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA), all service with the Company and its Subsidiaries and ERISA Affiliates (and predecessor employers to the extent the Company or its Subsidiaries or Affiliates, or the corresponding Employee Benefit Plan, provides past service credit) prior to the Effective Time. Parent and its subsidiaries and Affiliates shall use commercially reasonable efforts to cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (a) to waive any and all eligibility waiting periods, evidence of insurability requirements, pre-existing condition limitations and exclusions, and other conditions with respect to the Continuing Employees and their eligible spouses and dependents to the maximum extent permitted by Applicable Law, and (b) to recognize for each Continuing Employee and his or her eligible spouse and dependents for purposes of applying annual deductible, co-payment, out-of-pocket maximums and similar requirements under such Parent Benefit Plan any deductible, co-payment, out-of-pocket expenses and similar payments made by the Continuing Employee and his or her eligible spouse and dependents under a corresponding Employee Benefit Plan during the plan year of such Employee Benefit Plan in which occurs the later of the Effective Time and the date on which the Continuing Employee begins participation in such Parent Benefit Plan.

ARTICLE X – INDEMNIFICATION

10.1 Survival

(a) The representations and warranties of the Company contained in this Agreement and the certificate referenced in Section 6.2(d) shall survive the Closing and the Effective Time for a period of eighteen (18) months, except that the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authority and Enforceability), Section 3.3 (Capitalization), Section 3.8 (Taxes) and Article IV (Representations and Warranties of the Principal Stockholders) (such excepted representations and warranties, collectively, the “Specified Representations”) shall survive the Closing and the Effective Time until the expiration of the applicable statutes of limitation; provided, however, that in the event of fraud or intentional misrepresentation of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud or intentional misrepresentation. The applicable periods referenced in this Section 10.1 (including subsections (b) and (c) below) shall be referred to, collectively, as the “Expiration Date” and each applicable period, together with the period referenced in Section 10.1(b), as the “Applicable Expiration Date.”

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement and the certificate referenced in Section 6.3(b) shall survive the Closing and the Effective Time until the eighteen (18) month anniversary of the Closing.

(c) The covenants and agreements contained in this Agreement that are contemplated to be performed following the Closing shall continue until all obligations with respect thereto shall have been performed or satisfied or have been terminated in accordance with their terms.

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(d) Except in the case of fraud, willful breach or intentional misrepresentation with respect to this Agreement, in any related agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of an Indemnifying Party, from and after the Effective Time, no claim for indemnification (in respect of Losses or otherwise) related to a breach of any representation, warranty, covenant or agreement arising in connection with this Agreement may be made or asserted by any Person, and no obligation to indemnify in respect thereof shall exist, unless written notice of such claim shall have been given as provided in this Article X, on or prior to the Applicable Expiration Date relating to the provision(s) of this Agreement on which such claim is based.

10.2 Indemnification by the Stockholders

The Stockholders shall jointly and severally indemnify Parent, the Surviving Corporation and each of their respective officers and other employees, directors, Affiliates, agents and representatives, successors and assigns (the “Indemnified Parties”) for and hold them harmless from any and all Losses, paid, suffered, incurred, sustained or accrued by the Indemnified Parties or any of them, directly or indirectly, resulting from, related to or arising out of (or, as applicable, consisting of):

(a) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company set forth in this Agreement or any related agreement (to which the Company is a party) or any certificate delivered by the Company or the failure of any such representation and warranty to be true and correct as of the date of this Agreement and as of the Closing Date (with the same force and effect as though such representations and warranties were made on and as of the Closing Date (except to the extent any specific representation expressly speaks as of a particular date, in which case such representation shall be deemed made as of such date);

(b) any breach or failure by the Company to perform or company with of any covenant or obligation applicable to it in this Agreement and any related agreements (to which the Company is a party) or any certificates or other instruments delivered by the Company pursuant to this Agreement;

(c) any fraud, willful breach or intentional misrepresentation with respect to this Agreement, any related agreement (to which the Company is a party) or any certificates or other instruments delivered by the Company pursuant to this Agreement;

(d) Excess Expenses, Costs and Debt;

(e) Any portion of the Shortfall Amount not fully satisfied by payment from the Escrow Amount in accordance with Section 2.6.3.

(f) Any inaccuracy in the Final Allocation Schedule;

(g) Any unpaid Bonuses to the extent not taken into account in the computation of the Net Working Capital Amount as finally determined pursuant to Section 2.6.

(h) Pre-Closing Taxes (including Pre-Closing Sales Taxes), to the extent such Pre-Closing Taxes exceed the amount, if any, taken into account in the computation of Net Working Capital Amount as finally determined pursuant to Section 2.6;

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(i) Change of Control Payments, to the extent such Change of Control Payments exceed the amount, if any, taken into account in the computation of the Net Working Capital Amount as finally determined pursuant to Section 2.6; or

(j) any liability to pay holders of Dissenting Shares an amount in excess of the Merger Consideration to which such holders would otherwise have been entitled in the absence of appraisal rights under Section 262 of the DGCL.

10.3 Indemnification by Principal Stockholders

Each Principal Stockholder, severally and not jointly, indemnify the Indemnified Parties for and hold them harmless from any and all Losses, paid, suffered, or incurred, sustained or accrued by the Indemnified Parties or any of them, directly or indirectly, resulting from, or arising out of (or, as applicable, consisting of):

(a) any inaccuracies or misrepresentations in, or breaches of, any representation of warranty of such Principal Stockholder set forth in this Agreement or any related agreement (to which such Principal Stockholder is a party) or any certificate delivered by such Principal Stockholder or the failure of any such representation and warranty to be true and correct as of the date of this Agreement and as of the Closing Date (with the same force and effect as though such representations and warranties were made on and as of the Closing Date (except to the extent any specific representation expressly speaks as of a particular date, in which case such representation shall be deemed made as of such date);

(b) any breach or failure by such Principal Stockholder to perform or company with of any covenant or obligation applicable to it in this Agreement and any related agreements (to which such Principal Stockholder is a party) or any certificates or other instruments delivered by such Principal Stockholder pursuant to this Agreement; and

(c) any fraud, willful breach or intentional misrepresentation with respect to this Agreement, any related agreement to which such Principal Stockholder is a party or any certificates or other instruments delivered by such Principal Stockholder pursuant to this Agreement.

10.4 Indemnification by Parent and Merger Sub

Subject to the limitations set forth in this Article X, from and after the Closing Date, Parent and the Surviving Corporation shall indemnify the Stockholders and their respective successors and assigns, and, to the extent any Stockholder is an entity, its officers, directors and Affiliates (the “Stockholder Indemnified Parties”) for and hold the Stockholder Indemnified Parties harmless from any and all Losses suffered or incurred by them to the extent related to or arising out of: (a) any breach of any representation and warranty made by Parent or Merger Sub to the Company in this Agreement or any certificates or other instruments delivered by such Parent or Merger Sub pursuant to this Agreement; or (b) any breach by Parent or Merger Sub of any of its covenants in or obligations under this Agreement.

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10.5 Specific Terms of Indemnification

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Person committing fraud, willful breach or intentional misrepresentation with respect to this Agreement, in any related agreement, or in any certificate or other instrument delivered pursuant to this Agreement shall be liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses paid, suffered, incurred, sustained or accrued by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of or in connection with such fraud, willful breach or intentional misrepresentation committed by such Person.

(b) Nothing in this Agreement shall limit the right of an Indemnified Party to pursue equitable remedies under any related agreement against the parties thereto. Subject to the foregoing provision of this Section 10.5(b) but notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the indemnification provisions in this Article X shall be the sole and exclusive remedy of Parent and the other Indemnified parties with respect to any indemnifiable claims related to this Agreement and, except with respect to claims against any Principal Stockholder with respect to the Principal Stockholder Non-Solicitation Agreement executed by such Principal Stockholder that may be pursued under such agreement, the Transaction Documents.

10.6 Claims

(a) Notice and Determination of Claims. Any Indemnified Party seeking indemnification hereunder, whether or not the Threshold Amount has been exceeded, shall promptly notify in writing (the “Claim Notice”) the Representative and, if applicable, any Principal Stockholders from whom such Indemnified Party is seeking indemnification hereunder (the “Indemnifying Party,” which term shall include all Indemnifying Parties if there is more than one) of any claim, action, suit, proceeding, demand or breach (collectively, a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder; provided, however, that the failure of an Indemnified Party to notify the Indemnifying Party of any Claim within the foregoing time period shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced thereby. Any Claim Notice delivered under this Section 10.6 shall describe in reasonable detail the facts and circumstances on which the asserted indemnification claim is based, specify the amount of such indemnification claim if then ascertainable and, if not then ascertainable, the estimated amount thereof, and shall specify all of the basis for indemnification pursuant to this Agreement.

(b) Claims Procedure.

(i) Following its receipt of a Claim Notice, the Representative and, as applicable in the case of claims against one or more Principal Stockholders, the Indemnifying Party or Parties (as a single group, if applicable) shall have thirty (30) calendar days to object to any item(s) or amount(s) set forth therein by delivering written notice thereof (an “Objection Notice”) to the Indemnified Party submitting such Claim Notice at the address of such Indemnified Party set forth in such Claim Notice, with a copy to the Escrow Agent (if and to the extent that the Indemnified Party is seeking recourse against the Escrow Amount). In the event

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that the Representative or the Indemnifying Party or Parties, as applicable, shall fail to object, pursuant to this Section 10.6, to any item or amount set forth in a Claim Notice within the foregoing thirty (30) calendar day period, the Representative or the Indemnifying Party or Parties, as applicable, shall be deemed to have irrevocably agreed and consented to each such item or amount. With respect to claims against the Escrow Amount, upon the expiration of such thirty (30) calendar day period, if no Objection Notice shall have been delivered to the Escrow Agent, the Escrow Agent shall promptly release from the Escrow Amount and deliver to any Indemnified Party that has previously delivered the Claim Notice only an amount equal to any item(s) and amount(s) that the Indemnifying Party is deemed to have accepted pursuant to this Section 10.6, if such amounts, together with all prior amounts, exceeds the Threshold, if applicable; provided, however, that the amount so released shall be in the same proportion to the aggregate Escrow Amount as contemplated by Section 2.5.3 (i.e., fifty percent (50%) in the form of Parent Stock valued on the basis of the Parent Stock FMV and fifty percent (50%) in the form of cash).

(ii) In the event that the Representative or an Indemnifying Party or Parties, as applicable, shall object, pursuant to Section 10.6(b)(i) hereof, to any item(s) or amount(s) set forth in any Claim Notice, the Indemnifying Party or Parties, as applicable, and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party or Parties, as applicable, and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Amount, shall be furnished to the Escrow Agent together with a joint instruction as contemplated by Section 4(a) of the Escrow Agreement. The Escrow Agent shall be entitled to rely on any such memorandum and joint instruction and make distributions from the Escrow Amount in accordance with the terms hereof and thereof.

(iii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Objection Notice, either the Indemnifying Party or Parties, as applicable, or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced (if at all) until such amount is finally determined or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party or Parties, as applicable, and the Indemnified Party. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, the Indemnifying Party or Parties, as applicable, and the Indemnified Party cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) calendar-day period, the Indemnifying Party or Parties, as applicable, and the Indemnified Party shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator, who shall have relevant industry experience, to conduct the arbitration.

(iv) Any such arbitration shall be held in King County, Washington, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time

AGREEMENT AND PLAN OF MERGER	-77-

period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Claim Notice shall be final, binding, and conclusive upon the Indemnifying Party or Parties, as applicable, and the Indemnified Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). With respect to claims against the Escrow Amount, the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Amount in accordance with, the terms of such award, judgment, decree or order as applicable. Within fifteen (15) calendar days of a decision of the arbitrator(s) requiring payment by one (1) party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Amount.

(v) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(vi) The foregoing arbitration provisions shall apply to any dispute among any Indemnifying Party or Parties, as applicable, and the Indemnified Parties under this Article X.

(c) Third-Party Claims.

(i) If any Claim against an Indemnified Party is made by or in respect of a third party (a “Third-Party Claim”) the Indemnified Party shall promptly, but in any event within ten (10) days after becoming aware of such Third-Party Claim, deliver to the Representative or the Indemnifying Party, as applicable, a Claim Notice, accompanied by copies of all documents and information relevant to the Third-Party Claim and in the Indemnified Party’s possession or control; provided, however, that the failure of an Indemnified Party to notify the Representative or Indemnifying Party of any Third-Party Claim within the foregoing time period shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced thereby. For the purposes of this Agreement, Third Party Claims shall not be deemed to include Tax Contests, which shall instead be governed by Section 9.2(d); provided, that, in the event of any inconsistency between the application of this Section 10.6(c) and Section 9.2(d) where Losses related to Taxes are otherwise at issue, Section 9.2(d) shall control.

(ii) Upon written notice to the Indemnified Party within fifteen (15) days after receipt of the Claim Notice, the Representative or the Indemnifying Party, as applicable, shall have the right to direct, through counsel of its own choosing (which, in the case of an Assumable Claim, shall be reasonably acceptable to Parent), the defense or settlement of any

AGREEMENT AND PLAN OF MERGER	-78-

Third-Party Claim with expenses (including reasonable attorney’s fees and expert witness and consultant fees) of the Representative (on behalf of the holders of Series D Shares and Common Stock) paid from the Escrow Amount and the expenses of any such other Indemnifying Party borne by such party, provided, however, that any Third-Party Claim against a Indemnified Party shall only be assumable by the Representative or Indemnifying Party or Parties, as applicable, if such Third-Party Claim is (i) solely for cash, (ii) in an amount not to exceed $500,000 and (iii) such claim does not result from a claim of an alleged breach of the Specified Representation (any such Third Party Claim, an “Assumable Claim”). If the Representative or Indemnifying Party elects to direct the defense of any Third-Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability or any settlement thereof, subject to Section 10.6(c)(iii), unless the Representative or Indemnifying Party consents in writing to such payment or settlement. The Representative or Indemnifying Party, as applicable, shall keep the Indemnified Party timely and reasonably apprised of the status of such Third-Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third-Party Claim, the defense of which has been assumed by the Representative or Indemnifying Party pursuant hereto. Unless consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), no amount paid in or with respect to settlement of any Assumable Claim shall be determinative of Losses arising from or related to such matter. Parent shall be entitled not to consent, in its sole discretion, to any proposed settlement or compromise of any Assumable Claim that (x) does not include a provision whereby the plaintiff or claimant in the matter releases Parent and its Affiliates from all liabilities with respect thereto (which shall be in form and substance satisfactory to Parent), or (y) would obligate Parent or any of its Affiliates to pay or be liable for an amount related thereto in excess of the Remaining Escrow Amount.

(iii) Except as set forth in Section 10.6(c)(ii) with respect to Assumable Claims the defense of which are assumed by the Representative or an Indemnifying Party, in the event that an Indemnified Party becomes aware of a Third-Party Claim which such Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article X, such Indemnified Party shall, within fifteen (15) days of so becoming aware, notify the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) of such Third-Party Claim, and the Representative shall be entitled on behalf of the Indemnifying Parties (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party shall be entitled), at such Indemnifying Party’s expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) in each case as shall not be unreasonably withheld, delayed or conditioned, the Indemnified Party shall not settle, compromise, or make any admission or acknowledgement of validation of such Third Party Claim, and any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.

AGREEMENT AND PLAN OF MERGER	-79-

(iv) Subject to the foregoing clause (iii), if it is determined in accordance with this Article X that there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any reasonable amounts paid, sustained, suffered, incurred or accrued by the Indemnified Parties in defense of such third party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder, with reasonable amounts recoverable from the Escrow Amount from time to time. In the event that the Representative has consented in writing to any such settlement with respect to an indemnification claim under Section 10.2, the Stockholders shall have no power or authority to object under any provision of this Article X to the amount claimed by Parent against the Escrow Amount with respect to any Third-Party Claim, or against the Indemnifying Parties directly, as the case may be, with respect to such settlement.

(v) In connection with any defense of a Third-Party Claim, each of the parties to this Agreement shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by any other party in connection therewith.

10.7 Limitations

The obligations set forth in this Article X are subject to the following limitations:

(a) Claim Notice. No Indemnifying Party shall be obligated to defend and hold harmless any Indemnified Party, or otherwise be liable to such Indemnified Party, with respect to any indemnification claim made by the Indemnified Party unless a Claim Notice with respect to such indemnification claim shall have been delivered to the Indemnifying Party prior to the Applicable Expiration Date of the survival period for such claim specified in Section 10.1 above.

(b) Threshold and Deductible; Cap. No Indemnified Party (or Indemnified Parties) shall be entitled to indemnification for any Losses unless and until such time as the cumulative aggregate amount of all indemnifiable Losses payable to such Indemnified Party (or Indemnified Parties) exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Threshold”), after which the Indemnified Party (or Indemnified Parties) shall be entitled to recover the amount of Losses in excess of $100,000; provided, however, that the Threshold shall not apply to Losses for Outside Escrow Claims which, for the avoidance of doubt, shall be indemnifiable on a dollar-for-dollar basis irrespective of whether or not the aggregate amount of Losses has, at the time of the Claim Notice relating to such Loss, exceeded the Threshold.

(c) Calculation of Losses.

(i) For the purpose of this Article X, when determining the amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with, as applicable (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of an Indemnifying Party set forth in this Agreement or in any certificate delivered pursuant hereto, whether as of the date hereof or as of the Closing Date, or (ii) any breach or non-fulfillment of any covenant or other agreement of an Indemnifying Party set forth in this Agreement, any related agreement or any certificates or other instruments delivered pursuant to this Agreement, but not for determining whether any such inaccuracy,

AGREEMENT AND PLAN OF MERGER	-80-

misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by an Indemnifying Party that is qualified in scope as to “materiality” or a “Company Material Adverse Effect” shall be deemed to be made or given without such materiality qualification or qualification as to a “Company Material Adverse Effect.”

(ii) Any indemnification payments to the Indemnified Parties pursuant to Section 10.2 shall be limited to the amount of any Losses that remain after deducting therefrom, without duplication (i) any insurance, indemnity, contribution or other similar payments actually paid to and received by Parent, the Surviving Corporation or any of their respective Affiliates from any third party with respect thereto, net of (A) any deductibles or any amounts payable with respect thereto and (B) the present value of any increases in insurance premiums payable by such Indemnified Party, as determined in good faith by such Indemnified Party, (ii) any adjustments to the Merger Consideration pursuant to Section 2.6 with respect to the subject matter in dispute and (iii) any Tax Benefit actually realized by the Indemnified Party as a result of the incurrence of the indemnified Loss for which such indemnification payment is made; provided, however, that (x) nothing set forth in this Section 10.7(c) shall be deemed to require or obligate any Indemnified Party to apply more than commercially reasonable efforts to seek recovery under any insurance policy with respect to any amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with any matter covered under Section 10.2 or Section 10.3 and (y) with respect to the foregoing clause (iii), Parent and the Surviving Corporation shall retain all discretion in determining whether to pursue any Tax Benefits.

(d) No Right of Contribution or Indemnification. No Stockholder (including any officer or director of the Company) shall have any right of contribution, indemnification or right of advancement of expenses from the Surviving Corporation or Parent with respect to any Loss claimed by the Indemnified Parties, provided that the foregoing shall not limit a Company Indemnitee’s rights under Section 9.1 hereof.

(e) Indemnification Limitations on Stockholder Indemnification Losses.

(i) With respect to claims for indemnification arising under Section 10.2 other than those arising from (A) the fraud, willful breach or intentional misrepresentation with respect to this Agreement, in any related agreement or in any certificate or other instrument delivered pursuant to this Agreement on the part of a party, (B) the covenants and agreements contained in this Agreement that are contemplated to be performed by the Principal Stockholders following the Closing, and (C) any indemnification obligation pursuant to Section 10.2(a) relating to the breach of any Specified Representation or pursuant to Sections 10.2(d) through 10.2(i), (the foregoing clauses (A), (B) and (C) collectively, the “Outside Escrow Claims”): (x) the Stockholders (including the Principal Stockholders) shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of their Escrow Allocations (if any, and then only to the extent applicable to such Stockholder), and (y) the Escrow Amount shall be the sole and exclusive remedy for all such claims.

(ii) With respect to claims for indemnification resulting from, arising out of or in connection with fraud, willful breach or intentional misrepresentation with respect to this Agreement, in any related agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of the Company, there shall be no limit to the liability of the Indemnifying Parties for indemnification hereunder except as set forth in Section 10.7(g).

AGREEMENT AND PLAN OF MERGER	-81-

(iii) With respect to claims for indemnification resulting from, arising out of or in connection with any inaccuracies or misrepresentations in, or breaches of, any of the Specified Representations, or in respect of any Outside Escrow Claims, the Indemnifying Parties shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of an Indemnifying Party’s Pro Rata Portion of the Merger Consideration actually paid to such Indemnifying Party (less all amounts previously paid or set aside in satisfaction of indemnification claims pursuant to this Article X and amounts paid or reimbursed by such Stockholder pursuant to Section 2.11(e)).

(f) Limitations on Principal Stockholder Indemnification. With respect to claims for indemnification arising under Section 10.3, except in cases of fraud, willful breach or intentional misrepresentation with respect to this Agreement, in any related agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of such Principal Stockholder, in which cases there shall be no limit to liability for indemnification hereunder, the limitation of liability for indemnification hereunder shall be, with respect to the Principal Stockholder against whom such claim for indemnification applies, such Principal Stockholder’s Pro Rata Portion of the Merger Consideration actually paid to such Indemnifying Party (less all amounts previously paid or set aside in satisfaction of indemnification claims pursuant to this Article X and amounts paid or reimbursed by such Stockholder pursuant to Section 2.11(e)), and (i) such liability shall be solely the responsibility of the Principal Stockholder against whom such claim for indemnification applies, and (ii) the Indemnified Party shall seek indemnification from such Principal Stockholder directly and not from the Escrow Amount.

(g) Limitation on Fraud by the Company. Nothing contained in this Section 10.4 shall limit any rights or remedy of any Indemnified Party against any particular Indemnifying Party for claims based on fraud, willful breach or intentional misrepresentation by such Indemnifying Party or by the Company; provided, however, that with respect to Losses arising out of claims based on fraud, willful breach or intentional misrepresentation by the Company, in no event shall any Indemnifying Party be liable for more than such Indemnifying Party’s Pro Rata Portion of the Merger Consideration actually paid to such Indemnifying Party (less all amounts previously paid or set aside in satisfaction of indemnification claims pursuant to this Article X and amounts paid or reimbursed by such Stockholder pursuant to Section 2.11(e)) (unless such Indemnifying Party also participated in or was a party to such fraud, willful breach or intentional misrepresentation by the Company).

(h) Priority; Form of Payment. With respect to any particular Loss under Section 10.2, any claims for indemnification arising shall be made first against the Escrow Amount, and, to the extent permitted by this Agreement, second against the Stockholders directly. The form of satisfaction of the amount of any indemnification obligation of the applicable Stockholders under this Article X disbursed to Parent from the Escrow Amount shall be in the same proportion to the aggregate Escrow Amount as contemplated by Section 2.5.3 (i.e., fifty percent (50%) of the amount of such payment shall be in the form of cash, and fifty percent (50%) of the amount of such payment shall be in the form of Parent Stock valued on the basis of the Parent Stock FMV).

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10.8 No Indemnification Limitations

(a) Notwithstanding anything to the contrary set forth in this Agreement, nothing shall prohibit Parent from seeking and obtaining recourse against any Stockholder (including the Principal Stockholders) in the event that Parent pays to such Stockholder more than the portion of the Merger Consideration to which such Stockholder is entitled pursuant to the terms of this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any party hereto to apply for equitable remedies to enforce the other party or parties’ obligations hereunder.

10.9 Adjustment to Purchase Price

All payments made pursuant to this Article X shall be deemed adjustments to the purchase price for Tax and all other purposes.

ARTICLE XI – GENERAL

11.1 Notices

All notices, requests, demands, consents, approvals, declarations and other communications required by this Agreement shall be in writing, shall be deemed delivered (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received, (b) if given personally, when received, (c) if given by first-class air mail (certified and return-receipt requested), when delivered, or (d) if given by an internationally recognized overnight courier, when received or personally delivered, in each case, with all charges prepaid and addressed as follows, or to such other address as any party shall specify in a notice delivered to all other parties in accordance with this Section 11.1:

If to Parent or Merger Sub:

drugstore.com, inc.

411 108th Ave. NE

Suite 1400

Bellevue, Washington 98004

Fax: 425.372.3800

Attention: Yukio Morikubo, General Counsel

with copies to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Suite 5100

Seattle, Washington 98104-7036

Fax: 206.883.2699

Attention: Patrick Schulteis, esq.

AGREEMENT AND PLAN OF MERGER	-83-

If to the Company:

Salu, Inc.

11344 Coloma Road

Gold River, CA 95670

Fax: 916.475.1499

Attention: James O. Steeb

with a copy to:

Perkins Coie LLP

101 Jefferson Drive

Menlo Park, CA 94025

Fax: 650.838.4350

Attention: Scott Joachim, esq.

11.2 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.3 Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement, which shall remain in effect.

11.4 Amendments and Waivers

Any amendment, modification, waiver, termination or discharge of any provision of this Agreement and any consent to any departure by the parties from any provision hereof, shall be in writing and signed by the party against whom enforcement is sought (it being understood that any signature by the Representative shall be binding on all Stockholders), and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and

AGREEMENT AND PLAN OF MERGER	-84-

warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.5 Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.6 Parties in Interest

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns and, except as set forth in Sections 9.1 and 9.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7 Governing Law

This Agreement and the other Transaction Documents shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in Delaware by persons domiciled in Delaware, except for matters and Transaction Documents related to employee matters, which shall be governed by, and construed in accordance with, the laws of the state where the employee is employed. Each of Parent, Merger Sub, the Company and the Representative irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Seattle, Washington in connection with any action relating to this Agreement.

11.8 Specific Performance

The parties hereby acknowledge and agree that the failure of any party to perform its agreement and covenants hereunder, including its failure to take all actions as are necessary on its part to complete the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity. Except as set forth in Article X any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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11.9 Expenses

Except as expressly provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with or payable as a result of the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective party incurring such fees and expenses.

11.10 Counterparts

This Agreement, any agreements, documents or instruments to be executed in connection herewith, and any amendments, waivers, consents or supplements hereto or thereto may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement, any agreements, documents or instruments to be executed in connection herewith, or any amendment, waiver, consent or supplement hereto or thereto, by facsimile transmission or electronic PDF shall be as effective as delivery of a manually signed counterpart thereof.

11.11 Headings

Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

11.12 Waiver of Jury Trial

Each of Parent, Merger Sub and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the other Transactions, the Transactions or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof.

[Remainder of page intentionally left blank]

AGREEMENT AND PLAN OF MERGER	-86-

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first above written.

drugstore.com, inc.

By:	/s/ Dawn Lepore
Name:	Dawn Lepore
Title:	Chief Executive Officer

SILK ACQUISITION CORP.

By:	/s/ Yukio Morikubo
Name:	Yukio Morikubo
Title:	President

SALU, INC.

By:	/s/ James Steeb
Name:	James Steeb
Title:	Chief Executive Officer

REPRESENTATIVE:

By:	/s/ Thomas H. Peterson
Name:	Thomas H. Peterson

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first above written.

PRINCIPAL STOCKHOLDERS:

JAMES O. STEEB

By:	/s/ James O. Steeb

EL DORADO VENTURES IV, L.P.

By:	EL DORADO VENTURE PARTNERS IV, LLC
Its:	General Partner

By:	/s/ Thomas H. Peterson
Its:	Managing Member

EL DORADO TECHNOLOGY ’98, L.P.

By:	EL DORADO VENTURE PARTNERS IV, LLC
Its:	General Partner

By:	/s/ Thomas H. Peterson
Its:	Managing Member

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first above written.

PRINCIPAL STOCKHOLDERS:

ATLAS VENTURE FUND IV, L.P.

By:	ATLAS VENTURE ASSOCIATES IV, L.P.
Its:	General Partner

By:	ATLAS VENTURE ASSOCIATES IV, INC.
Its:	General Partner

By:	/s/
Its:	VP

ATLAS VENTURE ENTREPRENEURS’ FUND IV, L.P.

By:	ATLAS VENTURE ASSOCIATES IV, L.P.
Its:	General Partner

By:	ATLAS VENTURE ASSOCIATES IV, INC.
Its:	General Partner

By:	/s/
Its:	VP

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINITIONS AND RULES OF CONSTRUCTION

1. Definitions

For purposes of the Agreement and Plan of Merger to which this Annex A is attached, the following terms have the meanings specified:

“280G Approval” has the meaning set forth in Section 7.4.

“280G Waiver” means a written waiver agreement pursuant to which certain payments and/or benefits in the nature of compensation arising as a result of the Transactions are waived, subject to the 280G Approval.

“1933 Act” has the meaning set forth in Section 5.7(b).

“1934 Act” has the meaning set forth in Section 5.7(b).

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) the disposition or acquisition of any material portion of the business, properties, technologies or other assets of the Company; (b) the sale, issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or (c) any merger, consolidation, business combination, tender offer, share exchange, reorganization or similar transaction involving the Company; provided, however, that (x) the issuance of stock by the Company upon the exercise of Company Options or Company Warrants outstanding as of the date hereof will not be deemed to be an Acquisition Transaction and (y) the Mergers and the other Transactions will not be deemed an Acquisition Transaction in any case.

“Actions” has the meaning set forth in Section 3.10.

“Advance Amount Allocation” shall mean with respect to any Stockholder an amount equal to the product of (1) the quotient obtained by dividing (A) the Series D Shares (on an as-converted-to-Company Common Stock basis) and shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time, over (B) the Series D Shares (on an as-converted-to-Company Common Stock basis) and shares of Company Common Stock held by all Stockholders immediately prior to the Effective Time, multiplied by (2) the Advance Amount.

“Affidavit of Lost Certificate” has the meaning set forth in Section 2.10.3.

AGREEMENT AND PLAN OF MERGER

“Affiliate,” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Optionee Note Amount” has the meaning set forth in Section 2.8.1.

“Aggregate Preference Amount” means the Aggregate Series A Preference Amount, the Aggregate Series B Preference Amount, the Aggregate Series C Preference Amount and the Aggregate Series D Preference Amount, collectively, or $19,890,774.

“Aggregate Series A Preference Amount” means $496,699.

“Aggregate Series B Preference Amount” means $2,500,000.

“Aggregate Series C Preference Amount” means $11,749,999.

“Aggregate Series D Preference Amount” means $5,144,076, which amount includes $144,076 attributable to the 295,844 shares of Series D Shares issuable upon exercise of the Series D Warrant.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable U.S. or foreign anti-corruption or anti-bribery laws or regulations.

“Applicable Law(s)” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Bonus” or “Bonuses” shall mean any bonus, incentive, performance, profit sharing, special remuneration or other similar compensation plan or arrangement owing, earned or payable to any Person (or announced or communicated to any Person as owing, earned or payable) relating to or with respect to services provided or to be provided to the Company or any of its Subsidiaries prior to the Effective Time whether or not accrued on the Company’s financial statements.

“Business Day” shall mean any day, other than a Saturday or Sunday, on which banks in the State of Washington are open for business.

“California Permit” has the meaning set forth in Section 7.11(a).

AGREEMENT AND PLAN OF MERGER

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Change of Control Contract Fees” has the meaning set forth in Section 7.13.

“Change of Control Payments” means any and all payments (including severance and tax gross-up obligations) by the Company or any of its Subsidiaries to its employees required upon, or which may become payable as a result of, the Merger, but, for the sake of clarity, excluding severance or other amounts payable as a result of termination of employment of any employees of the Company or any of its Subsidiaries by, at the direction of, or with the consent of Parent.

“Charter Documents” has the meaning set forth in Section 3.1(a).

“Claim” has the meaning set forth in Section 10.6(a).

“Claim Notice” has the meaning set forth in Section 10.6(a).

“Cleanup” means all material actions required under applicable Environmental Laws to clean up, remove, treat or remediate Hazardous Materials.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Price” means the last quoted price in as of 4.00 p.m., Eastern time, for the Parent Stock on the NASDAQ Global Market.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Bylaws” has the meaning set forth in Section 3.1(a).

“Company Broker Fees” has the meaning set forth in Section 3.23.

“Company Charter” has the meaning set forth in Section 3.1(a).

“Company Common Stock” has the meaning set forth in Section 2.5.1(c)(iii).

“Company Debt” means that certain Promissory Note in the initial principal amount of Four Million Dollars ($4,000,000) dated as of June 20, 2008, issued by BlueCrest Capital Finance, L.P. pursuant to the Company Debt Agreement.

AGREEMENT AND PLAN OF MERGER

“Company Debt Agreement” means that certain Loan and Security Agreement, dated as of June 20, 2008, by and between the Company and BlueCrest Capital Finance, L.P.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article III .

“Company Intellectual Property” shall mean any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” means any event, development, change, fact, circumstance, condition or effect that individually or when considered with all other events, developments, changes, facts, circumstances, conditions or effects, individually or in the aggregate is materially adverse to the business, results of operation, operations, assets (tangible or intangible), liabilities, condition (financial or otherwise), prospects or capitalization of the Company and its Subsidiaries, taken as a whole, or which would prevent or materially delay the Closing, other than any event, development change or effect arising out of or resulting from: (a) the announcement of the Transactions or the satisfaction of the obligations set forth herein, (b) the identity of Parent, Merger Sub or their respective Affiliates; (c) changes in the general economic conditions or political climate in the United States or worldwide; (d) changes in the U.S. or global or applicable regional financial, banking, or securities markets; (e) changes generally applicable to the e-commerce or beauty industries; or (f) changes in law or GAAP; except in the case of clauses (c), (d) and (e), if such changes, developments, occurrences or effects have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to their competitors.

“Company Option” means an option to purchase Company Common Stock issued by the Company.

“Company Products” has the meaning set forth in Section 3.14(a)(i).

“Company Securities” has the meaning set forth in Section 3.3(d).

“Company Services” has the meaning set forth in Section 3.14(a)(ii).

“Company Stock Incentive Plans” means the Company’s 1996 Stock Incentive Plan and the Company’s Amended and Restated 2000 Stock Incentive Plan, collectively.

“Company Transaction Expenses” means the sum of the Company Broker Fees, Net Company Legal Expenses, all Change of Control Contract Fees and all fees, costs and expenses of any consultants, accountants or other professionals engaged by the Company (on its own behalf or on behalf of any Stockholder or other security holder) in connection with the structuring, negotiation or consummation of the Transactions.

AGREEMENT AND PLAN OF MERGER

“Company Warrant” means a warrant to acquire any shares of capital stock of the Company.

“Confidentiality Agreement” has the meaning set forth in Section 7.9.

“Contingent Merger Consideration” has the meaning set forth in Section 2.5.1(c)(iv)(A).

“Continuing Employee” has the meaning set forth in Section 9.4(a).

“Contract” means any agreement, lease, license, contract, note, obligation, promise, commitment, arrangement, understanding or undertaking, instrument, document (whether written or oral) of any type, nature or description that is legally binding, including all amendments, modifications, supplements or addenda, exhibits and collateral agreements thereto.

“Credit Card Information” means any information from credit or debit cards of any Person, including without limitation, card security code data, the PIN verification code number, the contents of any track of magnetic stripe or other security data.

“Customer Information” has the meaning set forth in Section 3.14(r).

“D&O Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Disbursing Agent” has the meaning set forth in Section 2.10.1(a).

“Dissenting Shares” has the meaning set forth in Section 2.7.

“DOL” means the Department of Labor.

“End Date” has the meaning set forth in Section 8.1(b).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Election Notice” has the meaning set forth in Section 7.11(b).

“Employee Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements, written or otherwise, which is maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of, any current or former employee, officer, director or consultant of Company or any ERISA Affiliate or with respect to which the Company or any such ERISA Affiliate has or could reasonably be expected to have any material liability.

AGREEMENT AND PLAN OF MERGER

“Encumbrance” means any claim, lien, pledge, charge, security interest, obligation, liability, encumbrance, mortgage, lease, license, equitable interest, option, right of first refusal or pre-emptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership of any kind whatsoever.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Law(s)” means all federal, state and local statutes, codes, directives, regulations and policies having the force of law, whether foreign or domestic, and all court orders, decrees and arbitration awards, and the common law, relating to pollution or protection of the environment or natural resources, or which prohibit, regulate or control any Hazardous Materials or any Hazardous Materials Activities.

“Environmental Permit(s)” means any permit, approval, registration, certification, license, clearance or consent to be obtained from any Person or any Governmental Body with respect to a Hazardous Material Activity which is or was conducted by the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.9.

“Escrow Agreement” has the meaning set forth in Section 2.9.

“Escrow Allocation” shall mean with respect to any Stockholder an amount equal to the product of (1) the quotient obtained by dividing (A) the Series D Shares (on an as-converted-to-Company Common Stock basis) and shares of Company Common Stock held by such Stockholder immediately prior to the Effective Time, over (B) the Series D Shares (on an as-converted-to-Company Common Stock basis) and shares of Company Common Stock held by all Stockholders immediately prior to the Effective Time, multiplied by (2) the Escrow Amount.

“Escrow Amount” has the meaning set forth in Section 2.9.

“Escrow Period” has the meaning set forth in Section 2.9.

“Estimated Pre-Closing Sales Tax Amount” shall mean Three Hundred Seventy Seven Thousand Dollars ($377,000).

AGREEMENT AND PLAN OF MERGER

“Excess Amount” shall have the meaning set forth in Section 2.6.3(a)(ii).

“Export and Import Approvals” means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Body, that are required for compliance with Export and Import Control Laws.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the U.S. or another country; (ii) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the U.S., or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the U.S. or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Final Allocation Schedule” has the meaning set forth in Section 2.5.2(c).

“Final Net Working Capital Amount” shall be the amount determined to be the Net Working Capital Amount pursuant to Section 2.6.2(a) or Section 2.6.2(b).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FINRA” has the meaning set forth in Section 7.6.

“FIRPTA Compliance Certificate” has the meaning set forth in Section 6.2(f).

“Fully-Diluted Shares” means the aggregate number of shares of Company Common Stock on a fully diluted basis comprising, without duplication, all outstanding Company Options, all outstanding Company Warrants and the Preferred Stock, in each case, on an as-converted to Common Stock basis.

“GAAP” means generally accepted accounting principles in the U.S. as applied by the Company or Parent, as applicable, on a basis consistent with past practice.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (d) multi-national organization or body; and/or (e) body exercising or entitled by law to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

AGREEMENT AND PLAN OF MERGER

“Hazardous Materials” means any material, chemical, emission or substances that has been designated by any Governmental Body to be radioactive, toxic, hazardous, harmful, a biological or medical waste, a pollutant, contaminant, nuisance or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Independent Accounting Firm” has the meaning set forth in Section 2.6.2(b).

“Indemnified Party” has the meaning set forth in Section 10.6(a).

“Indemnifying Party” has the meaning set forth in Section 10.6(a).

“Initial Allocation Schedule” has the meaning set forth in Section 2.5.2(c).

“Insured Parties” has the meaning set forth in Section 9.1(b).

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (v) any corresponding or equivalent rights to any of the foregoing anywhere in the world.

“International Employee Plan” means each Employee Benefit Plan that has been adopted, maintained or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employees, consultants or directors of the Company or any Subsidiary who perform services outside the U.S.

“Inventories” or “Inventory” shall mean all inventory, merchandise, goods, works in progress and raw materials used in the conduct or operations of the Company’s businesses, maintained, held or stored by or for the Company.

AGREEMENT AND PLAN OF MERGER

“IRS” shall mean the Internal Revenue Service.

“Key Employees” has the meaning set forth in Section 6.2(m)(i).

“knowledge” with respect to any Person means to the Person’s knowledge, after reasonable due inquiry. In the case of references to “Company’s knowledge” (or phrases of similar nature), “knowledge” shall be limited to the actual knowledge, after reasonable due inquiry, of James Steeb, John Crisan, Steven Brown and, with respect to Section 3.22 only, Mike Choe, and the knowledge that each of the foregoing would have obtained if such persons had made due and diligent inquiry of those employees, contractors and consultants of the Company whom such persons reasonably believe would have had actual knowledge of the matters represented. In the case of references to a “Principal Stockholder’s knowledge” (or phrases of similar nature), “knowledge” shall be limited to the actual knowledge of such Principal Stockholder. In the case of references to “Parent’s knowledge” (or phrases of similar nature), “knowledge” shall be limited to the knowledge, after reasonable due inquiry, of Dawn Lepore, Tracy Wright, Rob Potter, and Yukio Morikubo.

“Leased Real Property” has the meaning set forth in Section 3.13(c).

“Letter of Transmittal” has the meaning set forth in Section 2.10.1(b).

“Losses” shall mean claims, liabilities, losses, damages, deficiencies, diminution in value, interest, awards, judgments, penalties, Taxes, costs and expenses, including reasonable fees and disbursements of counsel, reasonable consultants’ fees and expenses and including any reasonable expenses incurred in investigating, defending against or settling any of the foregoing. “Losses” shall expressly exclude, and the Indemnified Parties shall not be entitled to recover, any punitive, incidental, consequential and indirect damages (including expenses, lost profits, lost savings) except to the extent an Indemnified Party is obligated to pay punitive, incidental, consequential and indirect damages (including expenses, lost profits, lost) to a third party in connection with a Third Party Claim.

“Merger” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.5.1(c)(iv)(D).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Company Debt” means (1) the amount of Company Debt as of immediately prior to the Effective Time, including any prepayment penalty, as applicable, minus (2) the amount of cash and cash equivalents of the Company and its Affiliates as of immediately prior to the Effective Time.

“Net Company Debt Statement” has the meaning set forth in Section 7.12.

AGREEMENT AND PLAN OF MERGER

“Net Company Legal Expenses” means (i) all fees, costs and expenses of any attorneys engaged by the Company (on its own behalf or on behalf of any Stockholder or other security holder) in connection with the structuring, negotiation or consummation of the Transactions minus Two Hundred Thousand Dollars ($200,000).

“Net Working Capital Amount” has the meaning set forth in Section 2.5.2(b).

“Open Source Materials” means any software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL)), including terms that require, as a condition of use, modification and/or distribution of such material that other software or materials incorporated into, derived from or distributed with such material be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

“Optionee Notes” has the meaning set forth in Section 2.8.1.

“Optionees” has the meaning set forth in Section 2.8.1.

“Outside Escrow Claims” has the meaning set forth in Section 10.7(e)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Balance Sheet” has the meaning set forth in Section 5.9.

“Parent Benefit Plan” has the meaning set forth in Section 9.4(b).

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV .

“Parent Material Adverse Effect” means any event, development, change or effect that individually or when considered with all other events, developments, changes or effects, is materially adverse to the business, results of operation, operations, assets, liabilities or condition (financial or otherwise) of Parent and its subsidiaries, including Merger Sub, taken as a whole, or which would prevent or materially delay the Closing, other than any event, development, change or effect arising out of or resulting from: (a) the announcement of the Transactions or the satisfaction of the obligations set forth herein; (b) the identity of the Company and its Subsidiaries; (c) changes in the general economic conditions or political climate in the United States or worldwide; (d) changes in the U.S. or global or applicable regional financial, banking, or securities markets; (e) changes generally applicable to the e-commerce or beauty industries; or (f) changes in law or GAAP; except in the case of clauses (c), (d) and (e), if such changes, developments, occurrences or effects have a substantially disproportionate impact on Parent, taken as a whole, relative to its competitors.

AGREEMENT AND PLAN OF MERGER

“Parent SEC Documents” has the meaning set forth in Section 5.7(a).

“Parent Stock” means common stock, par value $0.0001 per share, of Parent.

“Parent Stock FMV” means the average of the Closing Prices on the twenty (20) consecutive Trading Days ending on the date of this Agreement (or, if such day is not a Trading Day, the immediately preceding Trading Day).

“Permitted Encumbrances” means: (a) Encumbrances for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for sums not yet due and payable; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Leased Real Property and which do not materially impair the value, continued use and operation of such Leased Real Property by the Company or its Subsidiaries; (d) Encumbrances being released in connection with, and on or before, the Closing; and (e) imperfections of title, in each case, the existence of which, individually and in the aggregate, do not and would not reasonably be expected to materially impair the value, continued use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify a Person.

“Plan Amendments” has the meaning set forth in Section 2.8.1

“Pre-Closing Allocation Schedule” has the meaning set forth in Section 2.5.2(c).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, including the portion of any Straddle Period that ends on or prior to the Closing Date.

“Pre-Closing Sales Taxes” means all liability with respect to sales, use, value added, goods and services, transfer and other similar Taxes of the Company or any of its Subsidiaries relating or attributable to any Pre-Closing Tax Periods.

“Pre-Closing Taxes” means all liability for Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods, including, for the avoidance of doubt, any Taxes arising from the shutdown of the SensiClear business conducted by the Company and Mission Scientific Skincare, Inc.

AGREEMENT AND PLAN OF MERGER

“Preferred Stock” means the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares.

“Preliminary Closing Merger Consideration” has the meaning set forth in Section 2.5.1(c)(iv)(E).

“Premium Cap” has the meaning set forth in Section 9.1(b).

“Principal Stockholders” has the meaning set forth in the Preamble.

“Product Liability” means any liability arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), distribution or sale of Company Products (whether for clinical trial purposes, commercial use or otherwise).

“Pro Rata Portion” shall mean with respect to each Stockholder, an amount equal to the quotient obtained by dividing (A) the amount of Merger Consideration payable pursuant to Section 2.5.1 hereof in respect of the shares of Company capital stock owned by such Stockholder as of immediately prior to the Effective Time, by (B) the Merger Consideration.

“Proprietary Information Agreement” has the meaning set forth in Section 3.14(w).

“PTO” has the meaning set forth in Section 3.14(b).

“Real Property Leases” has the meaning set forth in Section 3.13(c).

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles).

“Remaining Escrow Amount” shall mean at a given time all or such portion of the Escrow Amount as is (i) remaining following any amounts thereof paid or to be paid to the Indemnified Parties pursuant to this Agreement or the Escrow Agreement and (ii) free of any claim by any Indemnified Party or any dispute or accrual with respect to any Loss and pursuant to the terms of this Agreement or the Escrow Agreement.

AGREEMENT AND PLAN OF MERGER

“Representative” has the meaning set forth in the Preamble.

“Representative’s Accountants” has the meaning set forth in Section 2.6.2(c).

“Requisite Stockholder Approval” has the meaning set forth in Section 3.2.

“Residual Amount” has the meaning set forth in Section 2.5.1(c)(iv)(F).

“Returns” has the meaning set forth in Section 3.8(a).

“Series A Preference Amount” means forty-five cents ($0.45).

“Series A Shares” has the meaning set forth in Section 2.5.1(c)(ii).

“Series B Preference Amount” means fifty cents ($0.50).

“Series B Shares” has the meaning set forth in Section 2.5.1(c)(ii).

“Series C Preference Amount” means Two Dollars and twenty six and 75/100 cents ($2.2675).

“Series C Shares” has the meaning set forth in Section 2.5.1(c)(ii).

“Series D Preference Amount” means $0.487.

“Series D Shares” has the meaning set forth in Section 2.5.1(c)(i).

“Series D Warrant” means that certain Warrant to Purchase Series D Preferred Stock, dated as of June 20, 2008, issued to BlueCrest Capital Finance, L.P.

“SEC” has the meaning set forth in Section 5.3.

“Specified Representations” has the meaning set forth in Section 10.1(a).

“Specified Stockholders” has the meaning set forth in the Recitals.

“Stockholder” means a holder of any Company Securities.

“Stockholder Indemnified Parties” has the meaning set forth in Section 10.4.

“Stockholder Shares” has the meaning set forth in Section 3.3(d).

AGREEMENT AND PLAN OF MERGER

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” and “Subsidiaries” have the meanings set forth in Section 3.4.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” and “Taxes” have the meanings set forth in Section 3.8(l).

“Tax Benefit” means any refund of Taxes to be paid by the relevant Governmental Body or reduction in the amount of Taxes that otherwise would be paid or payable to the relevant Governmental Body attributable to any item of loss, deduction, credit or any other Tax item that decreases Taxes paid or payable.

“Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, formulas, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, show how, know-how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, test methodologies and hardware development tools; (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses and domain names, tools, methods and processes; and all instantiations of the foregoing in any form and embodied in any media.

“Third-Party Claim” has the meaning set forth in Section 10.6(c)(i).

“Threshold” has the meaning set forth in Section 10.7(b).

“Trading Day” means any day on which the NASDAQ Global Market conducts ordinary trading in shares of Parent Stock.

“Transaction Cost Statement” has the meaning set forth in Section 7.12.

“Transaction Documents” mean this Agreement, the Exhibits hereto, and the other agreements, documents, instruments and certificates that are required to be executed pursuant to such agreements.

“Transactions” has the meaning set forth in the Recitals.

“U.S.” means United States of America.

AGREEMENT AND PLAN OF MERGER

2. Interpretation Provisions

A. The words “hereto,” “hereof,” “herein” and “hereunder” and words of similar import when used in the Agreement refer to such Agreement as a whole and not to any particular provision of such Agreement, and article, section, schedule and exhibit references are to such Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but not necessarily exclusive. The terms “include” and “including” are not limiting and mean “including without limitation.”

B. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

C. The captions and headings of the Agreement are for convenience of reference only and shall not affect the construction of such Agreement.

D. The language used in the Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

E. This Annex and the schedules to the Agreement to which this Annex is attached are a material part hereof and shall be treated as if fully incorporated into the body of such Agreement.

AGREEMENT AND PLAN OF MERGER

EXHIBIT A-1

LIST OF PRINCIPAL STOCKHOLDERS

EL DORADO VENTURES IV, L.P.

EL DORADO TECHNOLOGY ‘98, L.P.

ATLAS VENTURE FUND IV, L.P.

ATLAS VENTURE ENTREPRENEURS’ FUND IV, L.P.

JAMES O. STEEB

AGREEMENT AND PLAN OF MERGER

EXHIBIT A-2

LIST OF SPECIFIED STOCKHOLDERS

EL DORADO VENTURES IV, L.P.

EL DORADO TECHNOLOGY ‘98, L.P.

ATLAS VENTURE FUND IV, L.P.

ATLAS VENTURE ENTREPRENEURS’ FUND IV, L.P.

JAMES O. STEEB

A-2

AGREEMENT AND PLAN OF MERGER